As filed with the Securities and Exchange Commission on July 2, 1998
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                              VALUE AMERICA, INC.
            (Exact name of registrant as specified in its charter)

                Virginia                                    5999                            33-0712568
       (State or other jurisdiction                  (Primary Standard                  (I.R.S. Employer
    of incorporation or organization)     Industrial Classification Code Number)     Identification Number)

                              Value America, Inc.
                            2300 Commonwealth Drive
                        Charlottesville, Virginia 22901
                                (804) 817-7700
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                Dean M. Johnson
             Executive Vice President and Chief Financial Officer
                              Value America, Inc.
                            2300 Commonwealth Drive
                        Charlottesville, Virginia 22901
                                (804) 817-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         Copies of communications to:

             J. BENJAMIN ENGLISH, Esq.                 MARK L. JOHNSON, Esq.
       LeClair Ryan, A Professional Corporation        Foley Hoag & Eliot LLP
            707 East Main Street, Suite 1100           One Post Office Square
                 Richmond, Virginia 23219           Boston, Massachusetts 02109
                   (804) 783-2003                          (617) 832-1000

                                ---------------
Approximate date of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed Maximum
                                                            Aggregate            Amount of
 Title of Each Class of Securities to be Registered     Offering Price(1)     Registration Fee
Common Stock, without par value ....................   $86,250,000           $25,444

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

                                ---------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 2, 1998




                            [LOGO OF VALUE AMERICA]




                                        Shares



                                 Common Stock

                                ---------------
     All of the   shares of Common Stock offered hereby are being sold by Value
America, Inc. ("Value America" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the method of determining the initial public offering price. It is currently estimated that the initial
public offering price will be between $   and $   per share. Application has
been made to have the Common Stock approved for quotation on the Nasdaq National Market under the proposed symbol "VUSA."


                                ---------------
     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 7.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Underwriting
                       Price to     Discounts and    Proceeds to
                        Public       Commissions     Company(1)
Per Share ......... $              $               $
Total (2) ......... $              $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses of the offering payable by the Company, estimated at $750,000.


(2) The Company has granted the Underwriters a 30-day option to purchase up to
    an additional    shares of Common Stock solely to cover over-allotments,
    if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to
    Company will be $    , $     and $    , respectively.


                                ---------------
     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about    , 1998.


BancAmerica Robertson Stephens               Volpe Brown Whelan & Company




                  The date of this Prospectus is       , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET FOR THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[Two-page presentation combining text, photographs and drawings under heading containing Value America logo, with the slogan "The Marketplace for a New Millennium"]

     Value America delivers what customers want most. Quality products: from over 500 trusted brands. Selection: thousands of choices from technology to office products, from consumer electronics to jewelry. Value: Internet technologies enable Value America to sell the best for less. Service: a virtual "Personal Shopper" makes shopping fast and easy. Convenience: Value America's store is in your home and on your desk. Information: interactive multimedia presentations communicate each product's features and benefits.


Shopping Smarter

     Value America is a fast, easy and smart way to shop. Multimedia product presentations help customers make better buying decisions. [Photograph depicting individuals using computer]


50 Million Locations. There's One Near You.

     Value America can be reached from any Internet-enabled computer at ValueAmerica.com. Customers can shop from their homes or offices, 24 hours a day, 7 days a week. [Simulation of screen from Value America Web site]


Benefits of Membership

     Everyone is welcome, but members enjoy special privileges, starting with lower prices. A "Personal Shopper" keeps track of receipts, warranties, related products, important dates and discounts, and he makes checkout faster and easier. [Simulation of screen from Value America Web site]


Brand Loyalty

     Over 500 brands are represented on the Value America Web site. The store even allows customers to shop in exclusive departments by brand. [Simulation of screen from Value America Web site]


Have It Your Way

     How many retailers are willing to rearrange their entire store for each shopper? Value America does. Customers can shop by product category, product type, brand name, what's new or what's on sale. [Drawing depicting globe in box]


Interactivity

     Value America is not a collection of static catalog Web pages. Everything is dynamically pulled together for each individual customer from a database using the company's proprietary authoring and administration software. [Simulation of screen from Value America Web site]


Be Choosey. Be Picky. Be Selective.

     Value America is a factory authorized reseller for many brands offered on its Web site. Broad product assortment means that customers can make the right choice, because they actually have a choice! [Simulation of screen from Value America Web site]


Reasons To Buy

     Value America's multimedia product presentations are more than lists of features or technical specifications. They provide insights into the products' features, benefits, applications and use. They are factual, product-focused, informative and entertaining. [Simulation of screen from Value America Web site]


Multi-media Shopping

     Product presentations are researched and written by Value America's marketing team. They include copy, photographs and illustrations. Many include blind-launched audio streams. Some even contain a video demonstration, streamed in real time. [Photograph of television, with caption "Projection Television"]

Product Purchasing Information

     Each presentation ends with a list of the products, along with their specifications, features, price and options, as well as a close-up photo of each item. It's easy to make one-on-one comparisons. The store helps shoppers make intelligent, informed decisions about their purchases. The result is fewer returns and more loyal customers. [Simulation of screen from Value America Web site]


Our First Name Is Value

     Value America's customers enjoy the benefits of the Company's low overhead and aggressive pricing. [Drawing of coins]


Buying Is Easy

     The "Personal Shopper" holds customers' selections until they are ready to check out. He remembers a member's favorite shipping and billing addresses, as well as most of their credit card information. This data remains encrypted and behind firewalls to maximize security. [Drawing of genie]

     [Drawing of butterfly]

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

     Until    , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                ---------------
                               TABLE OF CONTENTS



                                                                                          Page
                                                                                         -----
Summary ..............................................................................    4
Risk Factors .........................................................................    7
Use of Proceeds ......................................................................   17
Dividend Policy ......................................................................   17
Capitalization .......................................................................   18
Dilution .............................................................................   19
Selected Financial Data ..............................................................   20
Management's Discussion and Analysis of Financial Condition and Results of Operations    21
Business .............................................................................   26
Management ...........................................................................   38
Certain Transactions .................................................................   45
Principal Stockholders ...............................................................   46
Description of Capital Stock .........................................................   47
Shares Eligible for Future Sale ......................................................   51
Underwriting .........................................................................   52
Legal Matters ........................................................................   54
Experts ..............................................................................   54
Additional Information ...............................................................   54
Index to Financial Statements ........................................................   F-1

                                ---------------
     Value America is a registered service mark of the Company. This Prospectus also includes service marks, trademarks and trade names of companies other than the Company.


     The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Company's actual results and timing of certain events could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute such a difference include those set forth under "Risk Factors," as well as those discussed elsewhere in this Prospectus.


                                  The Company

     Value America is an Internet-based destination retailer that offers a wide selection of technology, office and consumer products for sale at its Internet site, www.valueamerica.com. The products offered for sale in the Company's online store are branded goods from national and international manufacturers such as Hewlett-Packard and IBM. These products are presented to customers utilizing information-rich multi-media product presentations designed to take advantage of the online selling environment. The Company's online store has been created to provide consumers with product information, shopping convenience and value on brand name products, and to offer manufacturers the ability to communicate effectively the features and benefits of their products. The Company generates revenues primarily from the sale of branded products. Customers visit the Company's online store as a result of direct response marketing and co-operative advertising programs in which brand name manufacturers share in the cost of advertising. The Company also receives revenue from manufacturers for the creation of product presentations shown on the Value America online store.

     In recent years, a number of companies have developed new business models that have significantly altered the competitive environment in the retailing industry. Superstore retailers such as Circuit City and Staples seek to attract customers by emphasizing very broad selections of a few related categories of merchandise. Volume discount retailers such as Sam's Wholesale Club and Price/Costco generally seek to attract customers by de-emphasizing traditional retail concepts such as personalized customer service and breadth of merchandise in order to sell fewer products at substantial discounts. In order to remain competitive, many traditional retailers have responded by lowering prices and seeking to lower costs, in part by offering lower quality merchandise and employing fewer, less experienced customer service and sales employees.

     The market for electronic commerce is large and growing. One industry source estimates that the total value of goods and services purchased over the Internet reached $12.4 billion in 1997 and projects the market may grow to $425 billion by 2002. The sale of technology, office and consumer products has begun to generate significant online revenues for segment-specific retailers such as Dell Computer, Office Depot and Amazon.com. The Company believes that this rapid growth in electronic commerce is being driven in large part by the unique nature of the Internet, which gives online retailers such as Value America the ability to provide their customers (i) high quality goods at lower prices, (ii) convenient in-home or in-office access 24-hours-a-day, 365-days-a-year, (iii) increased product selection and (iv) access to detailed information about product features, functions, benefits and applications. Unlike traditional retailers, online retailers are not limited by the constraints of real estate selection, store construction or shelf space, and they can react quickly and cost-effectively to change product descriptions, pricing and mix.

     The Company has developed and continues to expand relationships with manufacturers and distributors of branded technology, office and consumer products. The Company has formed relationships with manufacturers of more than 200 technology and office products brands, including (i) technology manufacturers such as Compaq, Hewlett-Packard, IBM and Toshiba, (ii) computer peripheral manufacturers such as Brother, Canon, Epson, Iomega and US Robotics, and (iii) office products suppliers such as 3M, Avery, Pitney-Bowes and Texas Instruments. In order to expand its line of products and to leverage its current customer base, the Company has also integrated more than 300 consumer product brands into its online store, including Amana, Braun, Delta, Hoover, Kodak, Norelco, Philips/Magnavox, Polaroid, Sharp and Singer.

     The Company has created an integrated technology platform to support its online store. The Company believes that its software and system architecture has been designed to accommodate peak transaction loads and that it will "scale up" efficiently as transaction volume on the Company's online store increases. The Company has also devised a proprietary Web-based authoring tool that enables the Company's marketing department to effectively integrate copy, graphics, pictures, and audio and video streaming into the Company's product presentations with a minimal amount of technology expertise.

     The Company's objective is to create the leading online destination store that offers consumers, businesses, educational institutions and government agencies access to, and information about, a wide variety of products from brand name manufacturers. In order to achieve this objective, the Company is
(i) initially emphasizing the sale of business technology and office products,
(ii) moving rapidly into the business-to-consumer market, (iii) expanding relationships with leading brand name manufacturers,

(iv) continuing to enhance its customers' online shopping experience and (v) developing and expanding direct response marketing campaigns and strategic partnerships.

     The Company was incorporated in March 1996 in the State of Nevada and was reincorporated in October 1997 in the Commonwealth of Virginia. Its principal executive offices are located at 2300 Commonwealth Drive, Charlottesville, Virginia 22901, and its telephone number is (804) 817-7700.


                                 The Offering


Common Stock Offered by the Company ...................       shares
Common Stock to be Outstanding after the Offering .....       shares(1)
Use of Proceeds ....................................... For working capital and other general corporate purposes, including marketing
                                                        and advertising, development of system
                                                        enhancements, and expansion of
                                                        facilities. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol ................ VUSA

     -------
(1) Based on shares outstanding as of June 30, 1998. Includes 4,737,162 shares of common stock, without par value (the "Common Stock"), to be issued upon conversion of the Company's Series A Preferred Stock, without par value (the "Series A Stock"), and Series B Preferred Stock, without par value (the "Series B Stock"), concurrently with the closing of the offering made hereby (based on the respective conversion rates of the Series A Stock and the Series B Stock as of June 30, 1998). Excludes as of June 30, 1998 (i) 3,287,625 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1997 Stock Incentive Plan (the "Incentive Plan"); (ii) 462,375 shares of Common Stock reserved for grants of future options pursuant to the Incentive Plan; and (iii) 213,750 shares of Common Stock issuable upon exercises of outstanding warrants. See "Management -- Incentive Plan," "Certain Transactions" and "Description of Capital Stock -- Warrants."

                            Summary Financial Data
                   (in thousands, except per share amounts)



                                                                     Period from
                                                                      Inception                          Three Months Ended
                                                                  (March 13, 1996)                            March 31,
                                                                       Through          Year Ended     -----------------------
                                                                  December 31, 1996  December 31, 1997     1997        1998
                                                                 ------------------ ------------------ ----------- -----------
Statement of Operations Data:
Total revenues .................................................      $    --            $    134        $    --    $  2,192
Total cost of revenues .........................................          (97)               (486)           (29)     (2,392)
Gross profit (loss) ............................................          (97)               (352)           (29)       (200)
Total operating expenses .......................................         (331)             (1,519)          (118)     (3,438)
Operating income (loss) ........................................         (428)             (1,871)          (147)     (3,638)
Other income ...................................................            3                  18             --          99
Net loss .......................................................         (425)             (1,853)          (147)     (3,539)
Net loss per share -- basic and diluted ........................      $ (0.02)           $  (0.09)       $ (0.01)   $  (0.20)
Weighted average number of shares -- basic and diluted .........       22,500              22,616         22,500      23,153


                                                                   March 31, 1998
                                                   ----------------------------------------------
                                                                                     Pro Forma
                                                      Actual      Pro Forma(1)     as Adjusted(2)
                                                   -----------   --------------   ---------------
Balance Sheet Data:
Cash and cash equivalents ......................    $  6,944         $24,548
Working capital ................................       5,993          23,597
Total assets ...................................      10,083          27,687
Long-term debt .................................          50              50
Mandatorily redeemable preferred stock .........      10,481              --
Total stockholders' (deficit) equity ...........      (5,663)         22,422

---------
(1) Gives effect, as of March 31, 1998, to the issuance and sale by the Company of 617,979 shares of Series B Stock, which was completed as of June 26, 1998, and the conversion of all outstanding shares of the Series A Stock and the Series B Stock into an aggregate of 4,737,162 shares of Common Stock (based on the respective conversion rates of the Series A Stock and the Series B Stock as of June 30, 1998) upon the closing of this offering. See "Capitalization" and Notes 5 and 12 of Notes to Financial Statements.

(2) Adjusted to give effect to the sale of the shares of Common Stock offered
    hereby at an assumed initial public offering price of $   per share, after
    deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds thereof. See "Use of Proceeds," "Capitalization" and Notes 5 and 12 of Notes to Financial Statements.


     Except as otherwise noted, all information in this Prospectus (i) gives effect to the conversion of all of the outstanding shares of Series A Stock and Series B Stock into an aggregate of 4,737,162 shares of Common Stock concurrently with the closing of this offering (based on the respective conversion rates of the Series A Stock and the Series B Stock as of June 30,
1998), (ii) gives effect to a 3-for-1 split of the Common Stock effected as of July 1, 1998, and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Company's actual results and timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those set forth below and elsewhere in this Prospectus.


Limited Operating History

     Although the Company was incorporated in March 1996, the Company did not commence operations until January 1997 and did not advertise the Value America online store until late January 1998. Accordingly, the Company has a limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the market for online retailing and electronic commerce. To address these risks, the Company must, among other things, continue to develop and extend relationships with manufacturers for merchandise, implement and successfully execute an evolving and unproven business model, establish and upgrade internal accounting systems and controls, manage growth, continue to develop its technological platform, continue to develop and upgrade its transaction processing systems, continue to improve its Internet site, anticipate and adapt to a developing market, develop online service offerings that are equal or superior to those of the Company's competitors, provide customer support and service, and identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the Company's limited operating history, investors should not rely upon the Company's historical results of operations as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


Historical and Anticipated Losses; Uncertain Availability of Additional Funding


     To date, the Company has incurred significant start-up and other expenses, including the costs of additional personnel and equipment, developing its technology, and commencing sales and marketing efforts. These expenses have resulted in substantial losses. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company incurred net losses of $1.9 million and $3.5 million, respectively, and as of March 31, 1998, the Company had an accumulated deficit of $7.2 million. In order to succeed, the Company believes that it must rapidly establish name recognition and a reputation for value, and dramatically increase customer traffic through, and purchases from, the Value America online store. The Company intends to invest extensively in marketing, advertising and promotion, increase the number of its employees, and fund the development of its technology and operating infrastructure. As a result, the Company expects that it will continue to incur substantial operating losses for the foreseeable future. Because the Company has relatively low product gross margins, its ability to achieve profitability depends upon its ability to generate and sustain substantially increased revenue levels. The Company believes that one or more substantial additional equity or debt financings may be required to fund its operations. There can be no assurance that the Company will be able to consummate any such financing on favorable terms, if at all. Similarly, there can be no assurance that such financings, if any, will be adequate to meet the Company's capital requirements. Any additional equity financing could result in substantial dilution to the Company's stockholders, and any debt financing may be costly and could involve restrictive covenants that preclude the Company from making distributions to stockholders and taking other actions beneficial to stockholders. The failure of the Company's marketing and promotion campaign and other activities to generate substantially increased revenues, and the Company's inability to obtain needed capital, would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, although the Company has experienced revenue growth in recent periods, there can be no assurance that the Company's revenues will continue to increase or even continue at their current levels. See "Use of Proceeds," "Dilution," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


Early Stage of Development

     The Company's early stage of development and rapid growth have placed, and are expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. From January 1, 1998 to June 30, 1998, the number of the Company's full-time equivalent employees increased from 30 to 133. The Company is still in the process of implementing its business model of offering for sale on the Internet a broad selection of brand name merchandise that is shipped directly to the customer. Although the Company's business model depends upon the direct sale of merchandise through the Company's online store, to date a significant portion of the Company's revenues has been derived from telephone orders generated by advertisements in the print media of particular high profile or heavily discounted products. These telephone orders have been processed by employees in the Company's call center. The failure of the Company's marketing and promotion campaign to generate dramatic increases in customer traffic through the Company's online store and sustained levels of product purchases will have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Order Fulfillment."

     The Company's business model also depends upon the Company's ability to offer a complete selection of brand name products in a broad variety of product categories. Many of the Company's product categories do not yet provide a broad product selection, and there can be no assurance that the Company will be able to establish vendor relationships that will enable it to achieve the breadth of product offerings necessary for the Company to succeed. Moreover, there can be no assurance that customers will be satisfied with the Company's current or future product offerings. The failure of the Company to offer a satisfactory product selection could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend upon its ability to upgrade and maintain its current systems and automate certain types of business transactions. The Company's agreements with its product vendors generally require the Company to place product orders through electronic data interchange ("EDI"). Since February 1998, the Company has installed and tested software capable of placing orders through EDI, electronic mail and automated facsimile transmission. Beginning in May 1998, the Company has placed orders with vendors through parallel EDI transmissions as well as facsimile transmissions. The Company has established EDI connections with 11 of its most significant product vendors; however, these vendors are continuing to rely upon facsimile receipts for all product purchase orders. Other vendors have yet to be integrated onto the Company's EDI platform or have been unable or unwilling to establish EDI connections with merchants such as the Company. To date, the number of customer purchases has not exceeded the Company's capacity to place orders in a timely manner. In light of the Company's planned operations, the failure or inability of the Company to establish and utilize reliable EDI-only connections with its product vendors could cause delays in product ordering, shipping confirmations and fulfillment, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Order Fulfillment."

     In addition, the Company believes that, to the extent that the number of product orders increases, the Company will need to establish more efficient or automated systems to, among other things, track shipments of products from vendors to customers, provide customer assistance and handle product returns. To date, the Company has not had a material number of product returns and has been able to respond to customers' efforts to return products on a case-by-case basis. The failure of the Company to establish and maintain adequate systems and hire sufficient personnel to provide these vital functions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Systems Infrastructure, Technology and Security" and " -- Customer Service."


Weaknesses in Certain Financial and Accounting Controls

     In connection with their audit of the Company's financial statements for the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's independent accountants advised the Company of certain weaknesses in the Company's financial and accounting controls. These weaknesses include matters relating to the Company's inability to determine product shipment dates and order statuses on a timely basis. The Company's inability to make these determinations on a timely basis may make it difficult for the Company to produce accurate financial reports on a timely basis. As a result, the Company's independent accountants determined these matters constitute a "reportable condition," which the American Institute of Certified Public Accountants defines to be matters involving significant deficiencies in the design or operation of the internal control structure that could adversely affect a company's ability to record, process, summarize and report financial data consistent with the assertions of management in such company's financial statements.

     Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company to devise and maintain a system of internal accounting controls that meets certain specified minimum requirements. The Company is making significant investments in its order fulfillment and accounting systems that the Company believes address the reportable condition and will enable the Company to fulfill its obligations under Section 13 of the Exchange Act; however, there can be no assurance that these investments will be adequate to alleviate the reportable condition. Furthermore, the Company believes that additional improvements in the Company's financial and management controls, reporting systems and procedures are needed, and will continue to be needed, to manage any future growth. The failure to implement or the inadequacy of such controls, systems and procedures, or a subsequent failure by the Company to maintain and adhere to existing controls, systems and procedures, would have a material adverse effect on the Company's business, financial condition and results of operations. The failure to comply with the Company's obligations under Section 13 of the Exchange Act could cause the

Securities and Exchange Commission (the "SEC") to seek to deregister the Common Stock under the Exchange Act and result in a suspension of trading in the Common Stock.


Unpredictability of Future Revenues; Potential Fluctuations in Quarterly
Results

     As a result of the Company's limited operating history and the emerging nature of the market in which it competes, the Company is unable to forecast its revenues accurately. The Company's results of operations include only a single financial quarter in which the Company operated its online store in substantially the manner in which it proposes to conduct its future operations. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse affect on the Company's business, financial condition and results of operations. Further, in response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include: (i) the Company's ability to attract and retain customers, maintain customer satisfaction and establish consumer confidence in conducting transactions on the Internet environment, (ii) the Company's ability to manage fulfillment operations electronically and to establish competitive gross margins, (iii) the announcement or introduction of new Web sites, services and products by the Company and its competitors, (iv) price competition or higher vendor prices, (v) the level of use and consumer acceptance of the Internet and other online services for the purchase of technology, office and consumer products such as those offered by the Company,
(vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner,
(vii) the level of traffic on the Company's Web site, (viii) technical difficulties, systems downtime or Internet "brownouts," (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) the level of merchandise returns experienced by the Company,
(xii) governmental regulation and (xiii) general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fluctuations in Operating Results."


Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks

     A key element of the Company's strategy is to generate a high volume of traffic through, and purchases from, the Value America online store. Accordingly, the availability, reliability and satisfactory performance of the Company's Internet site, transaction processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and provide adequate customer service. The Company's revenues depend on the number of visitors who shop at the Value America online store and the volume of orders the Company fulfills. Any network interruptions or system shortcomings that result in the unavailability of the Company's Internet site or reduced order fulfillment would reduce the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company has experienced system interruptions which it believes may recur from time to time. Such delays or interruptions could negatively impact a customer's shopping experience and reduce the likelihood that such customer would return to the Company's online store in the future. Substantial increases in the volume of traffic on the Company's Internet site or the number of orders placed by customers through the Company's online store may require the Company to further expand and upgrade its technology, transaction processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Internet site, or to expand and upgrade its systems and infrastructure to accommodate such increases in a timely manner.

     The Company uses an internally developed system for its Internet site, product presentations, and substantially all aspects of order fulfillment, including order management, purchasing and shipping. This order fulfillment system is not yet integrated with the Company's accounting system. To date, development efforts for the Company's order fulfillment systems have focused primarily on support for rapid growth of order volume, and less on traditional accounting, control and reporting aspects of system development. As a result, the Company's current management information system is less efficient with respect to traditional accounting-oriented reporting and requires a significant amount of manual effort to prepare information for financial and accounting reporting. This may make it difficult for management to produce accurate financial statements and reporting information on a timely basis. The Company intends to upgrade and expand its order fulfillment systems and to integrate newly developed and/or purchased modules with its existing systems in order to improve its accounting, control and reporting methods and to support increased transaction volume. The Company's inability to add additional software and hardware or to develop and upgrade further its existing technology, order fulfillment systems or network infrastructure may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, and delays or inaccuracies in reporting accurate financial information, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to upgrade and expand its order fulfillment systems effectively, or to integrate any newly developed or purchased modules with its existing systems. Any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See " -- Weaknesses in Financial and Accounting Controls" and "Business -- Systems Infrastructure, Technology and Security."


Dependence on Certain Manufacturers and Other Vendors

     The Company is entirely dependent upon manufacturers and distributors to provide merchandise for sale through the Company's online store. During the three months ended March 31, 1998, the Company purchased goods from IBM, Hewlett- Packard and Toshiba that accounted for approximately 56%, 25% and 15%, respectively, of cost of goods sold. The Company also relies upon its product vendors to fulfill a number of traditional retail functions, including maintaining inventory, accepting product returns, and preparing merchandise for shipment to individual customers. There can be no assurance that vendors of the products that the Company wishes to offer will agree to perform these tasks on behalf of the Company or will be willing or able to establish the necessary communication protocols to support the Company's direct shipment infrastructure. Moreover, the Company has no effective means, other than through contractual provisions, to control the extent to which its product vendors will perform these tasks to the Company's satisfaction. The Company's product vendors have no obligation to supply products to the Company or to perform these other tasks and may terminate their relationships with the Company at any time and without penalty. Because the Company has not established regular purchasing patterns with a substantial number of its product vendors, there can be no assurance that any vendor with a limited inventory would give the Company any priority in the allocation of its available inventory. The Company may be unable to assess the availability of inventory prior to the acceptance of an order and the Company may accept orders which it is unable to fulfill. The Company has entered into long-term agreements to purchase certain types of office and other products exclusively from certain vendors. These agreements may preclude the Company from obtaining such merchandise at the lowest price or on the most favorable terms. The failure of the Company or its vendors to arrange for the delivery of products in a timely manner, to accept product returns, to provide good customer service or to prepare merchandise properly for shipment to customers could cause customer dissatisfaction and result in the cancellation of orders, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. The failure of the Company to maintain its relationships with existing product vendors on acceptable commercial terms, to establish similar relationships with vendors of products not currently offered by the Company but demanded by its customers, or to obtain satisfactory performance from such vendors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Supplier Relationships."


Dependence on Key Personnel; Need for Additional Qualified Personnel

     The Company's performance is substantially dependent on the continued services and performance of its current senior management and other key personnel, particularly Craig A. Winn, the Company's Chairman and Chief Executive Officer, Rex Scatena, the Company's President and President, Consumer Products Division, and Joseph L. Page, the Company's Executive Vice President and Chief Technology Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. Certain members of the Company's senior management have joined the Company only recently, including: Dean M. Johnson, the Company's Chief Financial Officer, who joined the Company in November 1997; Mark McCullough, the Company's President, Office Products Division, who joined the Company in April 1998; Kimberly E. De Jong, the Company's President, Technology Products Division, who joined the Company in May 1998; and Jerry K. Goode, the Company's Vice President of Engineering, who joined the Company in May 1998. In order to achieve its business objectives, the Company believes that it must hire additional personnel to fill certain key managerial positions, and must augment its accounting staff. The Company's future success will depend to a significant degree on the ability of its current executive officers and other current and future members of senior management to establish clear lines of responsibility and authority, to work effectively as a team and to gain the trust and confidence of the Company's other employees. The Company does not have employment agreements with Messrs. Winn and Scatena. The Company believes that its future success will also depend upon its ability to identify, attract, train, motivate and retain other highly skilled technical, managerial, merchandising, engineering, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, training, motivating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."


Developing Market; Unproven Acceptance of the Internet as a Medium for Commerce


     The Company's long-term viability is substantially dependent upon the widespread acceptance and use of the Internet as a medium of commerce. The use of the Internet as a means of effecting retail transactions is in a recent stage of development, and there can be no assurance that a sufficiently large number of customers will begin to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty and there exist few proven electronic commerce business models. For the Company to be successful, consumers and manufacturers that have historically relied upon traditional means of commerce to purchase and sell merchandise must accept and utilize new ways of conducting business and exchanging information. The Internet may not prove to be a viable medium of commerce for certain purposes because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or delayed development of enabling technologies, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for commerce. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of conducting commerce online. Because the exchange of information on the Internet is new and evolving, there can be no assurance that the Internet will prove to be a viable medium of commerce. The failure to resolve critical issues concerning the commercial use of the Internet, the failure of the necessary infrastructure to develop in a timely manner, or the failure of the Internet to continue to develop rapidly as a viable medium of commerce would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background."


Competition

     The electronic commerce market is new, rapidly evolving and intensely competitive, and the Company expects competition to increase in the future. Barriers to entry are minimal, and current and new competitors can establish Internet stores at relatively low cost. Moreover, all of the products sold by the Company are widely available through established traditional retail channels, and accordingly, the Company competes not only with other participants in the electronic commerce market but also with traditional retailers and resellers. The Company currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors and potential competitors include: (i) segment-specific online retailers such as Amazon.com, BuyComp, CDNow, Dell Computer and Gateway International; (ii) online vendors of a broad selection of consumer products such as Cendant, CyberShop, iMall, Internet Shopping Network, iQVC, ONSALE and Wal-Mart Online; (iii) a number of indirect competitors that derive a substantial portion of their revenues from electronic commerce, including America Online, Excite, Infoseek, Lycos, Microsoft Network, Prodigy and Yahoo!; (iv) mail order catalog operators such as Lands' End, Micro Warehouse, Sharper Image, Spiegel and Williams-Sonoma; (v) retail and warehouse/discount store operators such as Circuit City, Home Depot, Office Depot, Price/Costco, Staples and Target; and (vi) other national and international retail, catalog, distribution and manufacturing companies. The Company believes the principal competitive factors in its markets are breadth of selection, quality of brands, price, convenience, customer service, reliability and speed of fulfillment. Most of the Company's current and potential competitors have substantially longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, competing online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of the Internet and other online services increases. Many of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, respond more quickly to changes in customer preferences, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Internet site and systems development than the Company. Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. In addition, companies that control access to transactions through network access or Web browsers could promote the Company's competitors or charge the Company a substantial fee for inclusion. See "Business -- Competition."


Internet Commerce Security Risks

     A significant precondition for the successful development of electronic commerce is the secure transmission of confidential information over public networks. The Company relies on licensed, third-party encryption technology to transmit confidential payment and other information securely over the Internet. Nonetheless, there can be no assurance that existing technologies, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not permit a compromise or breach of the security of the customer transaction data of the Company and other online retailers. Any such compromise or breach could substantially impair customer confidence in the Company's online store or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. A party who is able to circumvent the Company's security measures could destroy valuable transaction and other data, misappropriate proprietary information or cause interruptions in the Company's operations. The Company expects that it will be required to expend capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Systems Infrastructure, Technology and Security."


Reliance on Other Third Parties

     In addition to its product vendors, the Company's operations depend to a significant degree on a number of other third parties, including Internet service providers and less-than-truckload delivery services. The Company has no effective control over these third parties and no long-term contractual relationships with any of them. For example, the Company relies on UUNet and MCI to connect the Company's Web site to the Internet. From time to time, the Company could experience temporary interruptions in its Web site connection and its telecommunications access. Continuous or prolonged interruptions in the Company's Web site connection or in its telecommunications access would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's agreements with its Internet service providers place certain limits on the Company's ability to obtain damages from the service providers for failure to maintain the Company's connection to the Internet. The Company also uses third-party delivery services, including United Parcel Service and Roadway, to deliver all of its products to its customers. Increases in delivery costs, delays in delivery or the failure of these third parties to deliver the Company's products for a sustained period of time as a result of a strike or for other reasons could have a material adverse effect on the Company's business, financial condition and results of operations.

     In connection with the sale of the Series A Stock and Series B Stock to The Union Labor Life Insurance Company ("ULLICO"), the Company agreed that so long as ULLICO remains a stockholder of the Company, the Company will use shippers that have recognized one or more unions as the collective bargaining representative of some or all of its employees, unless such shipping arrangements are unreasonable or unavailable to the Company. This agreement may limit the Company's ability to utilize certain third party delivery services that may offer lower delivery costs. The failure of the Company to develop and maintain satisfactory relationships with third party vendors or poor performance by these third parties could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Order Fulfillment."


Rapid Technological Change

     The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions, and the emergence of new industry standards and practices that could render the Company's existing online systems obsolete. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the Value America online store. The Company's success will depend, in part, on its ability to identify, select and license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices in a cost-effective manner and on a timely basis. There can be no assurance that the Company will successfully use new technologies effectively or adapt its Internet site, technology and transaction processing systems to customer requirements or emerging industry standards. The failure of the Company to adapt in a timely manner to changing market conditions or customer requirements for technical, legal, financial or other reasons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Systems Infrastructure, Technology and Security."


Risk of System Failure; Single Site

     The Company's business is dependent on the efficient and uninterrupted operation of its computer and communications hardware systems. These systems are presently located at a single site in Charlottesville, Virginia, and the Company does not have a redundant "mirror" site. The Company intends to move substantially all of its operations to a new location before January 1999, and although the Company intends to establish a redundant site prior to its move, there can be no assurance that system interruptions will not occur during the move. The Company's computer and communications hardware systems are also vulnerable to interruption or damage from fire, flood, prolonged power loss, telecommunications failure, earthquake and other events. Any system interruptions that result in the unavailability of the Company's Internet site or reduced transaction processing performance could reduce the volume of products sold, damage the Company's reputation and cause customer dissatisfaction, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's coverage limits on its property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and other disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation of service to the Company's customers, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Systems Infrastructure, Technology and Security."


Limited Customer Service Capabilities

     As of June 30, 1998, the Company employed 30 full-time equivalent employees in its customer service department. On such date, the Company had limited capabilities to provide customer service in the form of telephone ordering, telephone support and e-mail replies to customer inquiries. The Company has experienced periods during which its personnel were unable to meet the Company's target response time for customer service calls or inquiries. There can be no assurance that the Company will be able to hire the personnel necessary to build a customer service organization that is able to respond satisfactorily to the needs of the Company's customers. The failure of the Company to provide adequate customer service could damage the Company's reputation and could cause customers to transfer their business to other Internet retailers or traditional retail stores. Accordingly, there can be no assurance that the Company will not experience customer service capacity constraints and the failure to remedy such constraints in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customer Service."


Sales and Other Taxes

     The Company does not currently collect sales or other taxes in respect of shipments of goods into states other than Virginia. However, one or more federal, state or local governmental authorities may seek to impose sales tax collection obligations on companies that engage in electronic commerce via the Internet. Further, a requirement to pay sales tax may discourage customers from making product purchases through online stores. In addition, any new operations in other jurisdictions could subject shipments to sales taxes under the laws of those jurisdictions. Any requirement by multiple jurisdictions for the Company to collect and remit sales taxes could result in potentially cumbersome administrative burdens for the Company. Further, a successful assertion by any jurisdiction that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."


Proprietary Rights; Infringement Claims

     The Company's success will depend in part on its proprietary intellectual property. The Company principally relies upon trade secret and contract law to protect its proprietary property. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its proprietary intellectual property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company has registered the "Value America" service mark in the United States for limited uses and claims service mark rights in, and has applied for service mark registrations in the United States for, a number of other uses. There can be no assurance that the Company will be able to secure significant protection for these service marks. It is possible that competitors of the Company or others will adopt product or service names similar to "Value America" and the Company's other service marks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "Value America" adequately would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Due to the importance of copyright, trade secret and contractual protections and the competitive nature of its industry, the Company may also be subject to claims that its technologies infringe on the proprietary rights of other companies. While the Company believes that its current and proposed operations do not and will not infringe on any such rights, there can be no assurance that such claims will not arise, that the Company will have sufficient resources to pursue any resulting litigation to a final judgment, or that the Company will prevail in such litigation. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could materially affect the Company's business, financial condition and results of operations. Parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to exploit its products and services in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."


Control by Principal Stockholders, Officers and Directors

     Upon completion of this offering, the Company's officers, directors and greater-than-five-percent stockholders (and their affiliates) will, in the
aggregate, beneficially own approximately   % of the outstanding Common Stock.
As a result, such persons, acting together, will have the ability to control substantially all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Common Stock. See "Management" and "Principal Stockholders."


Government Regulation and Legal Uncertainties

     The Company is currently subject to few laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as privacy, pricing and characteristics and quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of Internet usage, which, in turn, could decrease the demand for the Company's service, increase the Company's costs of doing business or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If any such petition is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any such new legislation or regulation, or new applications or interpretations of existing laws, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, U.S. and foreign laws regulate certain uses of customer information and the development and sale of mailing lists. The Company believes that it is in material compliance with these laws, but new restrictions may arise in this area that could have an adverse affect on the Company.

     The law regarding linking to and framing of third-party Web sites without permission is uncertain. The Company believes that its linking and framing activities are lawful, but there is a possibility that it may be asked to pay a license fee or cease linking or framing. See "Business -- Governmental Regulation."


Recent and Continuing Publicity

     The Company has received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements by the Company's executive officers and employees. Neither the Company nor any of the Underwriters has confirmed, endorsed or adopted these third-party statements for utilization by, or distribution to, prospective purchasers in this offering. To the extent that any such statements are inconsistent with, or conflict with, the information contained in this Prospectus, or otherwise relate to information contained in this Prospectus, they are disclaimed by the Company and the Underwriters. Accordingly, prospective investors should not rely on such third-party statements or any other information not contained in this Prospectus.


Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, in less than eighteen months, computer systems and/or software may need to be upgraded to comply with such "Year 2000" requirements. Although the Company has designed its systems to be Year 2000 compliant, there can be no assurance that this is the case. For example, the Company utilizes third-party equipment and software that may or may not be Year 2000 compliant. Failure of the Company's systems or such third-party equipment or software to operate properly with regard to the Year 2000 problem could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently is unable to predict the extent to which Year 2000 compliance issues will affect its vendors' systems (insofar as they relate to the Company's business) or the extent to which the Company would be vulnerable to any failure by its vendors to remediate Year 2000 compliance issues on a timely basis. The failure of a major vendor's systems to operate properly with respect to the Year 2000 problem on a timely basis or a Year 2000 conversion that is incompatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, most of the purchases from the Company's store are made with credit cards via the Internet, and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards or access the Internet due to Year 2000 problems that are not remedied by their credit card vendors or by the organizations responsible for maintaining and providing access to the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


Shares Eligible for Future Sale; Registration Rights

     Sales of a substantial number of shares of Common Stock in the public market could have a material adverse effect on the market price of the Common Stock and could impair the Company's ability to raise capital through additional sales of its equity securities. Following the closing of this
offering, there will be        shares of Common Stock outstanding, of which the
      shares of Common Stock offered hereby will generally be freely tradable in the public market. Upon the expiration of "lock-up" agreements between the existing stockholders of the Company and the Representatives of the Underwriters 180 days after the date of this Prospectus (or earlier with the consent of BancAmerica Robertson Stephens in certain cases), approximately 25,864,429 of the remaining shares of outstanding Common Stock (excluding approximately 342,250 shares then issuable upon vested options) will be eligible for immediate sale in the public market under Rules 144 and 701 under the Securities Act. Approximately 90 days after the closing of this offering, the Company intends to register on Form S-8 an aggregate of 3,750,000 shares of Common Stock reserved for issuance under the Incentive Plan, which would permit the immediate resale in the public market of any shares of Common Stock issued pursuant to that plan. Upon the expiration of the lock-up agreements referred to above, the holders of approximately 5,025,483 shares of Common Stock will be entitled to certain registration rights. If those holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock. See "Management -- Incentive Plan," "Shares Eligible for Future Sale" and "Underwriting."


Anti-Takeover Provisions; Indemnification

     Upon the closing of the offering, the Company's Articles of Incorporation, as amended (the "Articles"), and Bylaws will provide for a classified Board of Directors, the removal of directors only with cause, and advance notice requirements for director nominations and actions to be taken at annual meetings of the Company's stockholders. The Company is subject to certain provisions of the Virginia Stock Corporation Act (the "Virginia Act") that, in general, (i) prevent an Interested Stockholder (defined generally as a person owning more than 10% of any class of the Company's voting securities) from engaging in an "Affiliated Transaction" (as defined herein) with the Company unless certain conditions are met and (ii) deny voting rights to shares acquired by a person in a Control Share Acquisition (defined generally as an acquisition resulting in voting power which exceeds one-fifth, one-third or a majority) unless such rights are granted by the Company's stockholders, and permit the Company, under certain circumstances, to redeem the shares so acquired. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of the Articles and Bylaws" and "Business -- Certain Corporate Governance Provisions of the Virginia Act."

     The Company's Articles of Incorporation require the Company to indemnify directors and officers against liabilities and expenses sustained by them with respect to claims brought against them in their capacities as directors and officers. Such provisions may deprive stockholders of the opportunity to recover damages from the Company's directors and officers for acts or omissions of directors or officers unless the exceptions to liability limitation can be proven. See "Management -- Limitation of Liability and Indemnification Matters."


No Public Market; Potential Stock Price Volatility

     Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active public market will develop or be sustained after this offering or that investors will be able to sell shares of Common Stock should they desire to do so. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations, new sales formats by the Company or its competitors, changes in financial estimates by securities analysts, conditions and trends in the Internet and electronic commerce industries, adoption of new accounting standards affecting the retail sales industry, general market conditions and other factors. Further, the stock markets have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many Internet companies and that often have been unrelated or disproportionate to the operating performance of those companies. The trading prices of the stocks of many Internet companies are at or near historical highs and reflect price-to-earnings ratios substantially above historical market averages. There can be no assurance that these trading prices and price-to-earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Any such litigation instituted against the Company could result in substantial costs and a diversion of management's time, attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.


Broad Management Discretion in Allocation of Proceeds

     The net proceeds to the Company from the sale of the shares of Common
Stock offered hereby at an assumed initial public offering price of $       per
share, after deducting estimated underwriting discounts and commissions and
estimated offering expenses, are estimated to be approximately $       million.
The Company intends to use the net proceeds of this offering for working capital and other general corporate purposes, including the implementation of the Company's marketing and advertising strategy, development of system enhancements and expansion of corporate facilities. Accordingly, the Company's management will retain broad discretion as to the allocation of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."


Immediate and Substantial Dilution

     Purchasers of Common Stock in this offering will experience immediate and
substantial dilution of $       per share in the net tangible book value of the
Common Stock from the initial public offering price (assuming an initial public
offering price of $       per share). To the extent that outstanding options
and warrants to purchase shares of Common Stock are exercised, there may be further dilution. See "Dilution."


No Dividends on Common Stock

     The Company has not paid any cash or other dividends on its Common Stock and intends for the foreseeable future to retain any earnings to fund operations. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the         shares of
Common Stock offered hereby are estimated to be $       million ($      million
if the Underwriters' over-allotment option is exercised in full), assuming an
initial public offering price of $      per share, after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use its net proceeds of this offering for working capital and other general corporate purposes, including the implementation of its marketing and advertising strategy, the development of system enhancements and the expansion of corporate facilities. Pending such uses, the Company intends to invest such funds in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

     In March and July 1998, the Company paid or will pay $144,000 and $129,000, respectively, in dividends on outstanding shares of the Series A Stock and the Series B Stock. The Company expects to pay additional dividends in the aggregate amount of approximately $189,000 to the holders of the Series A Stock and the Series B Stock upon the closing of this offering and the resulting conversion of the Series A Stock and the Series B Stock into shares of Common Stock. The Company has never declared or paid dividends on the Common Stock. The Company intends to retain its earnings, if any, for use in its operations and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Payments of future cash dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results and current and anticipated cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 on: (i) an actual basis; (ii) a pro forma basis giving effect, as of March 31, 1998, to the issuance and sale by the Company of 617,979 shares of Series B Stock, which was completed as of June 26, 1998, and the conversion of all outstanding shares of the Series A Stock and the Series B Stock into an aggregate of 4,737,162 shares of Common Stock upon the closing of this offering (based on the respective conversion rates of the Series A Stock and the Series B Stock as of June 30, 1998); and (iii) a pro forma basis, as adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed
initial public offering price of $       per share, after deducting estimated
underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds thereof. This table should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.




                                                                                        March 31, 1998
                                                                     ----------------------------------------------------
                                                                                                               Pro Forma
                                                                        Actual            Pro Forma           as Adjusted
                                                                     -----------   -----------------------   ------------
                                                                                        (in thousands)
Long-term debt ...................................................    $     50         $        50
                                                                      --------         -----------
Mandatorily redeemable preferred stock:
   Series A Preferred Stock (convertible), without par value, 5%
    cumulative dividend; 5,000,000 shares authorized, issued and outstanding, actual; no shares outstanding, pro forma and pro
    forma as adjusted ............................................      10,481                  --
Stockholders' equity (deficit):
   Common Stock, without par value; 50,000,000 shares
    authorized; 23,152,500 shares issued and outstanding, actual;
    27,889,665 shares issued and outstanding, pro forma;
    shares issued and outstanding, pro forma as adjusted .........       1,503              30,688 (1)(2)
   Accumulated deficit ...........................................      (7,166)             (8,266)(1)
                                                                      --------         -----------
     Total stockholders' equity (deficit) ........................      (5,663)             22,422
                                                                      --------         -----------
        Total capitalization .....................................    $  4,868         $    22,472
                                                                      ========         ===========

---------
(1) Reflects, as of March 31, 1998, the effect of the sale of 288,321 shares of Common Stock by Craig A. Winn, the Chairman and Chief Executive Officer and the principal stockholder of the Company, to a third party on June 24, 1998 for consideration less than estimated fair value. The Company is in the process of determining the value of the consideration exchanged. The Company believes the excess of the estimated fair value of the Common
    Stock over the consideration exchanged will not exceed $1,100,000. This amount is reflected as a capital contribution and as a general and administrative expense that has increased the Company's accumulated deficit. See Note 11 of Notes to Financial Statements.

(2) Reflects, as of March 31, 1998, the receipt by the Company of the net proceeds of the sale of 617,979 shares of Series B Stock as of June 26, 1998. See Note 11 of Notes to Financial Statements.

                                   DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1998 was approximately $22.4 million, or $0.80 per share of Common Stock. Pro forma net tangible book value per share represents the total amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after, giving effect, as of March 31, 1998, to the issuance and sale by the Company of 617,979 shares of Series B Stock, which was completed as of June 26, 1998, and the conversion of all outstanding shares of the Series A Stock and the Series B Stock into shares of Common Stock. After giving effect to the sale of the Common Stock offered hereby (based upon an
assumed initial public offering price of $   per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of March 31,
1998 would have been approximately $   million, or $   per share. This
represents an immediate increase in pro forma net tangible book value of $
 per share to existing stockholders and an immediate dilution of $   per share
to new investors. The following table illustrates this per share dilution:



      Assumed initial public offering price per share ........................                 $
        Pro forma net tangible book value per share as of March 31, 1998 .....    $  0.80
        Increase per share attributable to new investors .....................
                                                                                  -------
      Pro forma net tangible book value per share after the offering .........
                                                                                               ----------
      Dilution in net tangible book value per share to new investors .........                 $
                                                                                               ==========

     The following table summarizes, on a pro forma as adjusted basis as of March 31, 1998, after giving effect, as of March 31, 1998, to the issuance and sale by the Company of 617,979 shares of Series B Stock, which was completed as of June 26, 1998, and the conversion of all outstanding shares of the Series A Stock and the Series B Stock into shares of Common Stock, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in the offering, based upon
an assumed initial public offering price of $   per share (before deducting
estimated underwriting discounts and commissions and estimated offering expenses):




                                      Shares Purchased      Total Consideration
                                   ---------------------- ------------------------  Average Price
                                      Number     Percent      Amount      Percent     Per Share
                                   ------------ --------- -------------- --------- --------------
   Existing stockholders ......... 27,889,665         %    $29,438,090         %   $ 1.06
   New investors .................
                                   ----------       ---    -----------       ---
      Total ......................                  100%   $                 100%
                                   ==========       ===    ===========       ===

     The foregoing tables assume no exercise of outstanding stock options and warrants. As of June 30, 1998, there were outstanding (i) stock options to purchase an aggregate of 3,287,625 shares of Common Stock at a weighted average
exercise price of $     per share and (ii) warrants to purchase an aggregate of
213,750 shares of Common Stock at an exercise price of $1.67 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management -- Incentive Plan," "Description of Capital Stock -- Warrants" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data of the Company are qualified by reference to, and should be read in conjunction with, the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the period from Inception (March 13, 1996) through December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998 and the balance sheet data at December 31, 1996 and 1997 and March 31, 1998 have been derived from the Company's audited financial statements. The statement of operations data for the three months ended March 31, 1997 and the balance sheet data at March 31, 1997 have been derived from the Company's unaudited financial statements and, in the opinion of the Company's management, contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's results of operations for such interim period and the Company's financial position at March 31, 1997. Results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.




                                                                       Period
                                                                   From Inception                           Three Months
                                                                  (March 13, 1996)                        Ended March 31,
                                                                       Through          Year Ended     ----------------------
                                                                  December 31, 1996  December 31, 1997    1997        1998
                                                                 ------------------ ------------------ ---------- -----------
                                                                            (in thousands, except per share data)
Statement of Operations Data:
Revenues:
 Net sales .....................................................      $    --            $     48       $    --    $  1,987
 Product presentations .........................................           --                  86            --         205
                                                                      -------            --------       -------    --------
   Total revenues ..............................................           --                 134            --       2,192
                                                                      -------            --------       -------    --------

Cost of revenues:
 Cost of goods sold ............................................           --                  31            --       2,062
 Product presentations .........................................           97                 455            29         330
                                                                      -------            --------       -------    --------
   Total costs of revenues .....................................           97                 486            29       2,392
                                                                      -------            --------       -------    --------

Gross loss .....................................................          (97)               (352)          (29)       (200)
                                                                      -------            --------       -------    --------

Operating expenses:
 Sales and marketing ...........................................           44                 488            43       2,224
 General and administrative ....................................          200                 544            54         840
 Technical and system development ..............................           87                 487            21         374
                                                                      -------            --------       -------    --------
   Total operating expenses ....................................          331               1,519           118       3,438
                                                                      -------            --------       -------    --------
Operating loss .................................................         (428)             (1,871)         (147)     (3,638)
                                                                      -------            --------       -------    --------

Interest income, net ...........................................            3                  18            --          99
                                                                      -------            --------       -------    --------

Net loss .......................................................      $  (425)           $ (1,853)      $  (147)   $ (3,539)
                                                                      =======            ========       =======    ========

Net loss per share -- basic and diluted ........................      $ (0.02)           $  (0.09)      $ (0.01)   $  (0.20)
Weighted average number of shares -- basic and diluted .........       22,500              22,616        22,500      23,153


                                                        December 31,              March 31,
                                                   ----------------------   ----------------------
                                                      1996        1997        1997         1998
                                                   ---------   ----------   --------   -----------
Balance Sheet Data:
Cash and cash equivalents ......................    $   81      $ 10,341     $   16     $  6,944
Working capital (deficit) ......................      (116)        9,601        (25)       5,993
Total assets ...................................       144        10,994         67       10,083
Long-term debt .................................        --            50         --           50
Mandatorily redeemable preferred stock .........        --         9,466         --       10,481
Stockholders' deficit ..........................      (275)       (1,037)      (423)      (5,663)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.


Overview

     Value America is an Internet-based destination retailer that offers a wide selection of technology, office and consumer products for sale at its Internet site, www.valueamerica.com. Value America was in a developmental period from its inception in March 1996 until the first quarter of 1998, when it launched its initial advertising campaign. In 1996 and 1997, the Company's primary activities related to establishing relationships with manufacturers, creating product presentations and developing the Company's systems and operating procedures. The Company has been selling merchandise on the Internet since the third quarter of 1997.

     Accordingly, the Company has a limited operating history and is still in the early stages of development. Currently revenues are derived from two sources: sales of products through the Company's online store and fees collected from manufacturers for the preparation and hosting of product presentations on the online store. Revenues from product sales are recognized upon shipment from the vendor. The Company's vendors typically ship products directly to the customer within two to three days after receipt of an order from the Company. The Company is responsible for selling the merchandise, collecting payment from the customer, ensuring that the shipment reaches the customer and processing returns. The Company generally takes title to products upon shipment and bears the risk of loss for collection, delivery and merchandise returns from customers. The Company periodically purchases merchandise prior to receiving customer orders and records such merchandise as inventory until shipped to customers. The Company accrues a reserve for estimated product returns at the time of sale.

     The Company has contractual agreements with suppliers under which the Company develops and maintains multi-media product presentations on the Company's online store. These agreements provide for the development of the presentations and the listing of the presentations on the Company's Internet site, typically for a specified period. For agreements entered into prior to January 1, 1998, the listing period generally extended for 36 months; for agreement entered into after that date, the period generally has been 12 months. The Company recognizes the costs of developing presentations as incurred and recognizes the product presentation revenues ratably over the period of the related agreement. Amounts that are billed under the terms of these agreements but are not yet earned are reflected as deferred revenue. Certain of these agreements provide that suppliers may pay a renewal fee to continue product listings beyond the initial listing periods. Any revenues from these renewal fees will be recognized ratably over the renewal term.

     To date, payments for products purchased through the Company's online store have been primarily made with credit cards. The Company anticipates that it will begin to extend trade credit terms to certain large customers. Typically the Company receives payment from a customer's credit card through a financial institution within one to four business days. The Company typically pays its vendors for goods within 30 to 60 days.

     The Company expects that its operating expenses will increase significantly during the foreseeable future, as the result of its plans to increase expenditures on marketing, advertising and promotion, hire additional personnel, enhance existing store operations, and establish strategic vendor relationships that the Company believes are important to the success of the Company. The Company expects to incur substantial operating losses for the foreseeable future. The Company has an extremely limited operating history upon which to base an evaluation of the Company and its business. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Although the Company has experienced significant growth in revenue, there can be no assurance that the Company's revenue will continue at its current level or increase.


Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997


     Revenues

     Revenues consist of product sales through the Company's online store and product presentation fees. The Company did not open its online store until the third quarter of 1997, and the Company did not generate any revenues from product sales or product presentations for the three months ended March 31, 1997. For the three months ended March 31, 1998, net sales totaled $2.0 million and product presentation fees were $205,000.

 Cost of Revenues

     Cost of revenues consists of cost of goods sold and cost of product presentations. Cost of goods sold consists of payments to third-party suppliers for merchandise, net of shipping costs and credit card processing fees. The Company did not incur any cost of goods sold for the three months ended March 31, 1997. For the three months ended March 31, 1998, cost of goods sold totaled $2.1 million, representing 104% of net sales. The gross loss on product sales was due to (a) the Company's short-term strategy to selectively accept negative margins in order to attain increased volumes and brand awareness and (b) isolated instances in which the Company provided upgraded merchandise in response to unanticipated favorable response to advertised promotions.

     Cost of product presentations consists of direct costs associated with the production of multi-media product presentations, together with payroll and related expenses. Cost of product presentations increased from $29,000 for the three months ended March 31, 1997 to $330,000 for the three months ended March 31, 1998. In the three months ended March 31, 1998, cost of product presentations represented 161% of product presentation revenues. The dollar increase of $301,000 in the cost of product presentations was due primarily to increases in payroll and related expenses of $177,000 and to increases in video and production expenses of $63,000. The gross loss on product presentations in the three months ended March 31, 1998 resulted from recognizing product presentation revenues over a period ranging from 12 to 36 months while expensing production costs as incurred. The Company expects that this timing difference will result in gross losses on product presentation for at least the next two years.


     Sales and Marketing

     Sales and marketing expenses consist of costs of advertising and promotional expenses associated with promoting the Company's online store to potential vendors, together with payroll and related expenses. Sales and marketing expenses increased from $43,000 for the three months ended March 31, 1997 to $2.2 million for the three months ended March 31, 1998. The increase primarily reflected the commencement of the Company's advertising campaign in late January 1998, an increase in the number of merchandising, advertising and promotion department employees, and a general increase in the level of the Company's promotional activities. Advertising and promotional expenses increased from $12,000 for the three months ended March 31, 1997 to $1.9 million for the three months ended March 31, 1998. Payroll expenses relating to merchandising, advertising and promotion department employees increased from $30,000 for the three months ended March 31, 1997 to $211,000 for the three months ended March 31, 1997. Since February 1998, the Company has been spending approximately $1.0 million per month on advertising its branded product offerings. The Company intends to increase its sales and marketing expenses significantly following the completion of this offering. See "Use of Proceeds."



     General and Administrative

     General and administrative expenses consist of management and executive compensation, customer service compensation, depreciation, rent, professional services, telephone expense, postage and other general corporate expenses. General and administrative expenses increased from $54,000 for the three months ended March 31, 1997 to $840,000 for the three months ended March 31, 1998. This increase reflected the hiring of additional management and customer service personnel, the incurrence of increased facilities charges and substantially increased activity levels to support the expansion of the Company's operation, all of which were undertaken in late 1997 and continued into the first quarter of 1998. Payroll expenses relating to general and administrative personnel increased from $41,000 for the three months ended March 31, 1997 to $225,000 for the three months ended March 31, 1998. The Company expects that general and administrative expenses will continue to increase significantly for the foreseeable future, as the Company continues to expand its operations.


     Technical and System Development

     Technical and system development expenses consist primarily of expenses incurred for the development and maintenance of the Company's online store, including employee compensation and the cost of designing, developing and improving store content, Internet connectivity, operations and reporting. Due to the rapid rate of changes in associated technology and the Company's business, these expenses are expensed as incurred. Technical and systems development expenses increased from $21,000 for the three months ended March 31, 1997 to $374,000 for the three months ended March 31, 1998. This increase principally reflected higher payroll and consulting expenses. Payroll expenses related to technical and system development increased from $19,000 for the three months ended March 31, 1997 to $151,000 for the three months ended March 31, 1998. Payments to outside consultants totaled $116,000 for the three months ended March 31, 1998; there was no comparable expense for the three months ended March 31, 1997. The Company expects that technical and system development expenses will continue to increase for the foreseeable future.

 Interest and Other Income

     Interest and other income of $99,000 for the three months ended March 31, 1998 consisted primarily of income earned on the net proceeds of the Company's issuance and sale of the Series A Stock in December 1998.


     Income Taxes

     The Company did not provide for income taxes in either the three months ended March 31, 1997 or the three months ended March 31, 1998, since the Company incurred a net loss in each period. A full valuation allowance was recorded to offset the future benefit from tax loss carryforwards.


Year Ended December 31, 1997 Compared to Period from Inception (March 13, 1996) through December 31, 1996

     Revenues

     The Company did not open its online store until the third quarter of 1997, and the Company did not generate any revenues from product sales or product presentations for the year ended December 31, 1996. For the period ended December 31, 1997, net sales totaled $48,000 and product presentation revenues were $86,000.


     Cost of Revenues

     The Company did not incur any cost of goods sold for the period ended December 31, 1996. For the year ended December 31, 1997, cost of goods sold totaled $31,000, representing 65% of net sales.

     Cost of product presentations increased from $97,000 for the period ended December 31, 1996 to $455,000 for the year ended December 31, 1997. In the year ended December 31, 1997, cost of product presentations represented 529% of product presentation revenues. The dollar increase of $358,000 in the cost of product presentations was due primarily to increases in payroll and related expenses of $286,000 and to increases in video and production expenses of $19,000. The gross loss on product presentations in the year ended December 31, 1997 resulted from recognizing product presentation revenues over a period ranging from 12 to 36 months while expensing production costs as incurred.


     Sales and Marketing

     Sales and marketing expenses increased from $44,000 for the period ended December 31, 1996 to $488,000 for the year ended December 31, 1997. This increase resulted from significant increases in both advertising and promotional expenses and related payroll expenses. Advertising and promotional expenses totaled $194,000 for the year ended December 31, 1997; there were no advertising and promotional expenses for the period ended December 31, 1996. Payroll expense relating to merchandising, advertising and promotion department employees increased from $16,000 for the period ended December 31, 1996 to $183,000 for the year ended December 31, 1997.


     General and Administrative

     General and administrative expenses increased from $212,000 for the period ended December 31, 1996 to $545,000 for the year ended December 31, 1997. This increase reflected the hiring of additional management and customer service personnel, the incurrence of increased facilities charges and substantially increased activity levels to support the expansion of the Company's operation, all of which were undertaken in late 1997. Payroll expenses relating to general and administrative personnel increased from $151,000 for the period ended December 31, 1996 to $193,000 for the year ended December 31, 1997.


     Technical and System Development

     Technical and systems development expenses increased from $87,000 for the period ended December 31, 1996 to $487,000 for the year ended December 31, 1997. This increase principally reflected higher payroll expenses relating to technical and system development, which increased from $46,000 for the period ended December 31, 1996 to $423,000 for the year ended December 31, 1997.


Fluctuations in Operating Results

     The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include: (i) the Company's ability to attract and retain customers, maintain customer satisfaction and establish consumer confidence in conducting transactions on the Internet environment, (ii) the Company's ability to manage fulfillment operations electronically and to establish competitive gross margins, (iii) the announcement or introduction of new Web sites, services and products by the Company and its competitors, (iv) price competition or higher vendor prices,
(v) the level of use and consumer acceptance of the Internet and other online services for the purchase of technology, office and consumer products such as those offered by the Company,

(vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner,
(vii) the level of traffic on the Company's Web site, (viii) technical difficulties, systems downtime or Internet "brownouts," (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (xi) the level of merchandise returns experienced by the Company,
(xii) governmental regulation, and (xiii) general economic conditions. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. Due to the foregoing factors, in future quarters the Company's operating results may not meet or exceed the expectations of securities analysts and investors. In such event, the trading price of the Common Stock may be materially adversely affected.


Liquidity and Capital Resources

     Since inception, the Company has financed its operations primarily from capital contributions from stockholders and from amounts paid by vendors for product presentations. During the year ended December 31, 1997, the Company received $10,962,500 in capital contributions from stockholders. In June 1998, the company received $18,830,000, net of deal costs, in capital contributions upon the sale of Series B Stock. The Company presently believes that its existing capital resources and the proceeds of the offering, will enable it to maintain its operations for at least 12 months from the effective date of this Prospectus. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain a larger credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts sufficient to fund the Company's operations or on terms acceptable to the Company. See "Risk Factors -- Historical and Anticipated Losses; Uncertain Availability of Additional Funding" and "Certain Transactions."

     Net cash used in operating activities was $165,535 and $337,664 and $1,231,069 for the fiscal periods ended December 31, 1996, 1997 and March 31, 1998, respectively. The Company has financed its operating activities primarily through the aforementioned capital contributions by stockholders. Capital expenditures, primarily for computers and peripheral equipment and office furniture and fixtures, totaled $57,715, $165,168, $428,914 for the fiscal periods ended December 31, 1996, 1997 and March 31, 1998, respectively. The purchases were required to support the Company's expansion and increased infrastructure.

     The Company has a $5.0 million line of credit from Wachovia Bank that is backed by cash deposits and a $750,000 standby letter of credit in favor of a trade creditor secured by a $750,000 certificate of deposit. The line of credit provides for cash advances evidenced by short term notes and secured by cash deposits. This line which bears interest on advanced funds at LIBOR plus 1.75% [7.59% at June 30, 1998] expires on May 31, 1999. The standby letter of credit which expires June 8, 1999 is callable if the Company defaults in the payment of trade payables to the secured vendor.

     The Company has no material commitments for capital expenditures. The Company incurred capital expenditures of approximately $429,000 during the first three months of 1998, and expects to incur approximately $2.0 million in capital expenditures for the remaining nine months of 1998. These expenditures are primarily for computer equipment, furniture and fixtures, and expenditures associated with the Company's anticipated relocation to new facilities and continued systems development. Also, as a result of the Company's intention to offer ordinary trade credit to certain large customers in the near future, the Company may require additional cash to support the anticipated growth in accounts receivable. The Company plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing and advertising efforts, increase its technical and systems development efforts, improve and maintain its controls, systems and procedures, and support its growing infrastructure. As a result, the Company may experience substantial quarterly net losses for the foreseeable future. Thus, the Company may have to finance its capital expenditures, increased accounts receivable from product sales, marketing and advertising efforts and some portion of its growth in operating expenses with the proceeds of the offering.


Year 2000 Compliance

     The Company believes that its computer systems and software products are "Year 2000" compliant. However, it is possible that certain computer systems or software products of the Company's suppliers or customers may not properly accept dates in the year 2000 or thereafter without error or interruption. The Company may be required to make expenditures to identify, address or remedy any potential Year 2000 problems. However, while uncertainty does exist concerning potential Year 2000 problems, the Company does not believe that Year 2000 compliance will have a material adverse effect on its business, financial condition or results of operations. See "Risk Factors -- Year 2000 Compliance."

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in financial statements that is displayed with the same prominence as other financial statements. SFAS No. 130 is required to be adopted for the Company's fiscal year ending December 31, 1998. The adoption of this pronouncement for the period ended March 31, 1998 had no impact on the Company's financial position or results of operations as the comprehensive loss was the same amount as the Company's net loss. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for the Company's fiscal year ending December 31, 1998. Based upon present structure, the Company does not believe that SFAS No. 131 will significantly impact existing presentations and disclosures. As the Company's business and structure continues to evolve, the Company will continue to evaluate the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the cost of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. The Company has not yet evaluated the impact of this pronouncement on the Company's financial condition, results of operations or cash flows.

                                   BUSINESS

Overview

     Value America is an Internet-based destination retailer that offers a wide selection of technology, office and consumer products for sale at its Internet site, www.valueamerica.com. The products offered for sale in the Company's online store are branded goods from national and international manufacturers such as Hewlett-Packard and IBM. These products are presented to customers utilizing information-rich multi-media product presentations designed to take advantage of the online selling environment. The Company's online store has been created to provide consumers with product information, shopping convenience and value on brand name products, and to offer manufacturers the ability to communicate effectively the features and benefits of their products. The Company generates revenues primarily from the sale of branded products. Customers visit the Company's online store as a result of direct response marketing and co-operative advertising programs in which brand name manufacturers share in the cost of advertising. The Company also receives revenue from manufacturers for the creation of product presentations shown on the Value America online store.


Industry Background

     Growth of the Internet and Electronic Commerce

     The audience of potential customers in the United States on the World Wide Web now exceeds 60 million people and is growing at a rate of close to 10 million users per quarter, according to data cited in a 1998 report by the U.S. Department of Commerce. Shopping has become one of the most popular activities on the Internet, and the number of people who shop and buy products on the Internet is growing rapidly. Industry reports indicate that more than 10 million households in the U.S. and Canada have purchased at least one product or service over the Internet and that the number of households world-wide that shop online will double from 5% to 10% by the end of 1998. One industry souce estimates that the total value of goods and services purchased by businesses and consumers on the Internet was $12.4 billion in 1997 and projects that the market may grow to $425 billion by 2002.

     The rapid growth in electronic commerce is not limited to consumer usage of the Internet. Prior to the advent of the Internet, large retailers and manufacturers began to establish a system of communicating business documents in a standard electronic form, known as electronic data interchange ("EDI"). These business-to-business EDI systems enable purchase orders, invoices and shipping instructions to be transmitted electronically among manufacturers, distributors and retailers, and thereby can diminish costs and improve service opportunities.


     The Traditional Retail Marketplace

     In the traditional marketplace, retailers utilize "brick-and-mortar" stores and catalogs to sell goods to customers. Retailers typically maintain an inventory of products offered for sale and assume the costs and risks associated with that inventory. These costs include expenses relating to personnel, distribution, warehousing, and leasing or buying real property to display merchandise. Risks of carrying inventory include damage, theft, loss, obsolescence and mismatches between supply and demand. Traditional retailers must attempt to factor these costs and risks into their selling prices.

     In recent years, a number of companies have introduced new business models that have significantly altered the competitive environment in the retailing industry. Many of these business models rely on variations of two basic retailing concepts: the "superstore" concept and the "volume discount" concept. In general, superstore retailers such as Circuit City and Staples seek to attract customers by emphasizing very broad selections of a few related categories of merchandise. Volume discount retailers such as Sam's Wholesale Club and Price/Costco generally seek to attract customers by de-emphasizing traditional retail concepts such as personalized customer service, product presentations, consistency of product offerings and breadth of merchandise in order to be able to offer a smaller number of products at substantial discounts from manufacturers' suggested retail prices. Superstores and volume discounters have succeeded in drawing customers away from more traditional retail stores. In order to remain competitive, many traditional retailers have responded by lowering prices and seeking to lower costs, in part by offering lower quality merchandise and hiring fewer, less experienced customer service and sales employees.

     As a result of the significant number of retailers who compete for customers primarily on the basis of price, the Company believes that retail customers may not receive sufficient information to make informed purchasing decisions and may purchase products that fail to meet their expectations. Many retailers are attempting to re-focus their sales strategies to address certain of these concerns: large destination stores offer more efficient operations; specialty retailers offer improved product quality and presentation; and direct response retailers offer greater convenience.

The Online Retail Opportunity

     The Internet provides retailers with the opportunity to offer a broad and evolving selection of merchandise from a wide array of product categories. Through the use of the Internet, retailers can have access to input product information and users can have access to shop 24-hours-a-day, 365-days-a-year. An online store, unlike a traditional retail store, is not limited by the constraints and expenses of store construction, real estate selection, shelf space, in-store staffing or the customer inconvenience associated with travel to and from a store location. Internet retailers have the ability to react quickly to update product descriptions, pricing and mix without incurring substantial costs in revising, printing and mailing catalogs.

     The Internet is a highly interactive medium through which online retailers can track shopper responses and preferences, thereby enabling retailers to customize their online stores, target specific customer groups and individuals, and tailor cross-selling efforts. Online retailers also benefit from the traditional marketing and advertising strategies employed by product manufacturers, which typically invest substantial amounts to advertise the benefits and features of their branded products. Product manufacturers also typically utilize television, radio and print advertising to build strong brand recognition. In turn, consumers seek out their preferred brands and products in each of the channels in which they are available for sale, including the Internet. Online retailers can use EDI to facilitate the entire ordering, shipping, invoicing and documentation process, thereby reducing costs throughout the supply chain and increasing their ability to service their customers more cost-effectively and efficiently.

     The Company believes that an electronic commerce strategy can enable the Company to provide a comprehensive solution to the difficulties associated with the traditional retail market. The Company has identified three segments of the traditional retailing industry that are particularly attractive for electronic commerce: (i) technology products, (ii) office products and (iii) consumer products. Each of these segments has begun to generate online revenues for segment-specific retailers such as Dell Computer, Office Depot and Amazon.com.

      Technology Products include computers, computer peripherals, communications products and software. These products are sold to small, medium and large businesses, educational institutions, governmental agencies and individual consumers. Technology products are typically distributed through a distribution channel whereby certain value-added resellers, system integrators, distributors and direct marketers sell to end-users.

      Office Products include equipment, supplies and furniture. This segment includes a broad assortment of products ranging from facsimile machines to pencils to desk chairs. Office products have traditionally been sold through catalog-based distributors and brick-and-mortar retailers.

      Consumer Products encompass a wide range of hard and soft goods targeted for use by individuals, including electronics, housewares, home improvement, jewelry, books, music, home furnishings, sporting goods, toys, household products, health and beauty aids, and pet supplies. These sales principally occur in traditional brick-and-mortar stores and through catalog shopping. In recent years, larger retailers, including "big box" retailers, warehouse clubs, superstores and volume discounters have constituted a significant portion of this market segment.


The Value America Solution

     Value America is an Internet-based destination retailer that offers a wide selection of technology, office and consumer products for sale at its Internet site, www.valueamerica.com. Consumers visit the Value America online store as a result of the Company's traditional advertising, direct response marketing, online promotions, affinity marketing and Internet browsing. The store provides the customer with entertaining and informative multi-media product presentations. Consumers purchase products directly online by selecting the items they wish to buy and providing credit card and shipping information. The Company also offers a toll-free telephone number that customers can call to complete a purchase transaction or obtain additional customer service. Once a product has been purchased, the Company transmits ordering and shipping information to the manufacturer or distributor, which ships the product directly to the customer.

     The Value America business model is designed to utilize the benefits of the Internet and electronic commerce to provide customers with value by offering convenient access to quality brand name products, responsive service and pertinent product information. The Value America online store also addresses the desire of manufacturers and distributors to have direct exposure to individual consumers and businesses, the ability to sell products based upon their merits and distribution efficiency.

     The Company believes that its online store offers customers a number of benefits that differentiate the Company from traditional retailers and distributors:

         Quality and Selection of Recognized Brands. As an online store, the Company's virtually unlimited shelf space allows the Company to offer a broad variety of technology products, office products and consumer products from a large number of leading manufacturers. The Company believes that customers shopping on the Internet, a relatively new commercial medium, will be more comfortable purchasing products with recognized brand names.

         Value Pricing. The Company's fixed cost infrastructure and direct distribution process is designed to enable the Company to offer brand name products at lower prices.

         Information-Rich Marketing. In order to educate customers, the Value America online store is designed to provide valuable information regarding the features, functions, benefits and applications of the products sold by the Company. The Company's store utilizes interactive multi-media presentations to encourage purchases and allow customers to make informed purchase decisions.

         Customer Convenience. Value America's online store is open 24-hours-a-day, 365-days-a-year and is available to consumers and business customers through any computer with Internet access. The Company's graphical user interface and database design enable customers to organize the store in a manner specifically designed to meet their shopping styles. Customers can shop in the Company's store by category, product, brand or price.

         Personalized Service. The Company's store emphasizes customer satisfaction by offering personalized services, including Web access to receipts, shipping and warranty information. The store greets members by name, thanks them for the last products they purchased and asks them to share their opinions about their shopping experience and the purchased products. The Company provides telephone customer service, as well as recommendations for additional purchases and reminders of important dates such as anniversaries and birthdays via electronic mail. The store retains and utilizes shipping addresses and billing data to make check outs more efficient.


   The Company believes that its electronic commerce model offers four key benefits to manufacturers:

         Broader Reach. The Company's online presence provides manufacturers with access to an increasingly large base of customers beyond the reach of any individual brick-and-mortar retailer or catalog operator.

         Closer Customer Contact. The Company solicits manufacturer's suggestions regarding the development of multi-media product presentations in order to properly present product information to customers.

         Emphasis on Product Merits. The multi-media product presentations in the Company's online store provide manufacturers with the opportunity to educate potential customers as to the benefits and features associated with their products. Consequently, manufacturers are able to sell products on their merits, rather than price alone.

         Efficient Distribution. Value America's technology platform is capable of processing order information electronically to product manufacturers, distribution centers and freight companies, thereby facilitating efficient delivery of purchased goods directly from the manufacturer or distributor to the customer. The Company is seeking to automate its distribution process further by implementing EDI-only order processing.


Strategy

     The Company's strategy is to provide a single destination online store that offers consumers, businesses, educational institutions and government agencies access to and information about products from brand name manufacturers. To implement this strategy, the Company is pursuing the following objectives:

     Initially Emphasize Sale of Business Technology and Office Products. The Company has focused its initial strategy on business technology and office products. The Company believes that the most rapid acceptance of electronic commerce has been in the business-to-business market segment, which serves customers who are rapidly integrating the use of the Internet into their day-to-day business operations. The Company has formed relationships with manufacturers of more than 200 brands, including (i) technology manufacturers such as Compaq, Hewlett-Packard, IBM and Toshiba, (ii) computer peripheral manufacturers such as Brother, Canon, Epson, Iomega and US Robotics, and (iii) office products suppliers such as 3M, Avery, Pitney-Bowes and Texas Instruments.

     Move Rapidly into the Business-to-Consumer Market. The Company intends to offer a wide selection of products from a variety of categories to consumers. The Company believes that individual consumer use of the Internet and electronic commerce as a means to purchase consumer products will increase as electronic commerce becomes more commonplace.

In order to accommodate this increasing demand, the Company has integrated more than 300 consumer product brands into its online store. The categories for these targeted consumer products include: consumer technology and electronics, sporting goods, home furnishings and home improvement, housewares, jewelry, personal care and health care products, household products, specialty foods and gift items. The Company has, for example, recently entered into a relationship with Procter & Gamble, which the Company expects will provide 50 brands of household products and personal care products.

     Expand Brand Relationships. The Company intends to continue to develop and expand the presence of recognized name brand manufacturers and products within the store. The Company believes that relationships with name brand manufacturers and products are essential to the Company's ability to continue to build its reputation as an online destination store. Furthermore, the Company believes that the high-quality reputation of leading brands is essential to building consumer confidence in online shopping. The Company offers products from more than 500 brands and intends to enhance existing relationships with leading brand name manufacturers to obtain access to new product introductions. In addition, the Company will continue to increase the number of new brands offered in its online store by expanding existing product categories and developing new categories.

     Enhance the Customer Experience. The Company utilizes multi-media product presentations to inform its customers of product features, functions, benefits and applications prior to a sale. Manufacturers pay Value America to create multi-media product presentations that combine sound, video, copy and visual elements to create informative and entertaining presentations that reveal product features and benefits. As of June 30, 1998, the Company has received commitments for approximately 750 product presentations and generated an aggregate of approximately $3.2 million in revenues from the production of these presentations (much of which is reflected as deferred revenue). The Company intends to utilize the features of its proprietary presentation authoring tool to upgrade the content of existing picture and audio listings to more comprehensive video-enhanced presentations. The Company plans to implement additional technology to increase the number of customers that can shop in the store simultaneously, improve audio and video streaming techniques, integrate customer service capabilities with converging telephony technologies and implement expanded EDI relationships with manufacturers and suppliers.

     Develop and Expand Direct Response Advertising and Partnerships. The Company intends to continue to develop and expand upon its direct response advertising and partnership strategies. Since February 1998, the Company has been investing approximately $1 million per month into advertising its branded product offerings in regional and national newspapers, technology and consumer magazines, direct mailings, regional radio commercials and Internet portals. The Company also may partner with certain manufacturers to conduct exclusive direct response campaigns. The Company expects advertising expenditures to continue to represent a significant portion of the Company's expenses.

The Value America Store

     Customers enter the Value America online destination store at www.valueamerica.com (also at www.va.com). At the store, customers can register for membership, conduct targeted product or brand searches, browse through the store's product offerings, buy products, obtain personalized shopping services, view multi-media product presentations, check order status, obtain a receipt for a previous purchase and check warranty status. The Company's online store offers customers the following key features:

     Multiple Methods of Shopping. The customer interface of the Value America store enables customers to organize the store to suit their own shopping preferences. The store can be organized to permit shopping by category, brand or product type. The Value America store also allows customers to shop solely for new products or for special promotional offerings. Customers may also use an internal search engine to search for products by keywords. When customers shop by brand, the store displays the logos associated with the leading brands offered by the Company.

     Informative Product Presentations. Each of the products offered by the Company is accompanied by at least one of four different types of product presentations which have been created and produced by the Company under contract with the manufacturer. The four types of presentations are: picture listings, basic presentations, multi-media presentations and video presentations. A standard picture listing presents a digital and compressed color picture of the product, lists the product's most important specifications and provides specific product purchasing information. A basic presentation adds to the picture listing by providing several pages of copy and visual images that describe features and benefits. A multi-media presentation provides a further in-depth look at the product through a combination of photographs, illustrations, special effects and audio streaming. A video presentation, the most comprehensive of the Company's product presentations, provides customers with a full motion video demonstration of the product, including a detailed audio description of its features and benefits and a textual description of the history and applications of the product.

     Personalized Shopping Services. Customers may become members of the Value America online store and obtain access to the benefits of the Company's personalized shopping services. This membership entitles customers to additional discounts, typically 5%, from the prices that are available to all shoppers, as well as other member benefits such as bonus "Value America Dollars" and retention of shipping and credit information to make additional purchases faster and easier. The Value America store offers the use of an animated "personal shopper" who greets members by name and who can serve as a guide through the store's features and functions. A member's personal shopper can be used as a convenient method to (i) retain access to receipts, product warranties and information relating to past Value America purchases, (ii) track the accumulation of Value America Dollars and (iii) remind shoppers of important dates, such as birthdays and anniversaries, which may require gift or other product purchases. Membership in the Value America store is currently free. The Company is currently contemplating a small membership fee, such as $25 annually for individual memberships.

     Convenient Ways to Order. Customers may order products either on Value America's Internet site or via a toll-free telephone number and may pay for purchases by credit or debit card or by check. Regardless of the purchasing method selected by the customer, substantially all purchases are routed through the technological platform that supports the Company's online store so as to allow customers access to order status, shipping and warranty information via the Internet.

     Wide Selection of Leading Branded Products. The Value America store emphasizes brand name products from leading manufacturers across a broad array of product categories. The Company organizes its products into 20 categories. At present, the Company has made 12 of these categories available for shopping: computers, computer peripherals, computer software, fun stuff, home electronics, home furnishings, home improvement, housewares, jewelry, office supplies, specialty gifts, and sports and fitness. The list below includes the brand names and representative products of manufacturers with which the Company has entered into product listing agreements:






BRANDS                DESCRIPTION
--------------------- --------------------------------------
3M                    LCD Projectors, Ergonomic Products,
                      Air Purifiers and Office Products
Acco Brands           Office Equipment
Acme Brands           Office Equipment
Alsons                Handheld Showers and Accessories
Amana                 Major Appliances and Microwave
                      Ovens
American Camper       Outdoor and Camping Equipment
Ames                  Lawn and Garden Tools
Apollo                Office Equipment
Aroma Spa             Aromatic Steam Sauna
At-A-Glance           Dated Goods, Diaries, Journals and
                      Organizers
Avery                 Inkjet, Laser and Office Labels,
                      Media Storage and Presentation
                      Supplies
Baby Jogger           Contemporary Children's Strollers
Beaulieu Rugs         Manufactured Oriental Rugs
Bic                   Pens and Pencils
Bissell               Floor Care Products
Bold                  Laundry Products
Boyd's                Premium Car Care Products
BPI                   Office Panels and Modular Furniture
Braun                 Kitchen Appliances, Hair Care and
                      Health Care
Brother               Printers, Scanners, Copiers, Faxes,
                      Word Processors and Labeling
Bush                  Office Furniture
Canon                 Copiers, Printers, Scanners, Faxes
                      and Cameras
Cascade               Dish Care
Casio                 Calculators, Personal Televisions and
                      Palm Computers
Claris                Productivity Software
C-Phone               Video Phones
Compaq                Business Servers, Notebook
                      Computers and Business Computers
Computer Associates   Virus Protection Software
Congoleum             Floor Coverings
Connisseurs           Jewelry Cleaning Equipment
Curtis                Computer Equipment
Curtis Mathes         Home Electronics
DayTimer              Dated Goods, Personal Organizers
                      and Productivity Software
Delonghi              Coffee and Cappuccino Makers,
                      Heaters and Air Conditioners
Delta                 Faucets, Shower and Bath Products
Dragon                Voice Recognition Software


BRANDS                DESCRIPTION
--------------------- --------------------------------------
Epson                 Printers, Scanners, Copiers, Faxes
                      and Cameras
Fellowes              Ergonomic Accessories, Computer
                      Peripherals
Franchi Menotti       Fine Watches
FujiFilm              Digital and Film Cameras, Film
                      Processing and APS Cameras
Galoob Toys           Children's Toys
General Electric      Major Appliances, Phones,
                      Microwaves and Televisions
General Housewares    Professional Quality Knives
Gillette              Fine Writing Instruments -
                      Waterman and Parker
Ginsana               Dietary Supplements
Global                Office Chairs, Desks and Filing
                      Cabinets
Gori & Zucchi         Fine Giftware and Designer Gold
                      Jewelry
Graphic Utilities     Ink Jet Printer Supplies
Hammermill            Copier, Laser and Inkjet Papers
Hewlett-Packard       Printers, Faxes, Copiers, Scanners,
                      Ink Cartridges, Drives, Business
                      Computers, Servers, Notebooks,
                      Home Computers and Cameras
Hitachi               Computer Monitors and Notebook
                      Computers
Hoover                Vacuums and Floor Care
Hughes Electronics    Direct Satellite Systems
IBM                   Business Computers, Servers,
                      Notebooks, Home Computers and
                      Printers
Igloo                 Coolers
Imation               Data Storage and Media
International Paper   Business Papers
Iomega                Data Storage Drives and Media
Ivory                 Dish Care
Johnson & Johnson     Medical Products
Josten's              Class Rings
Jules Jurgenson       Fashion Watches
Kensington            Computer Accessories
Kindred               Fine Sinks
Kitchenaid            Small Appliances, Food Mixers and
                      Processors
Kodak                 Digital and Film Cameras and
                      Writable CDs
Lexmark               Printers and Supplies
Lucent Technologies   Telephone Systems
Luvs                  Diapers
Macabee Sports        Camping Equipment

BRANDS              DESCRIPTION
------------------- --------------------------------------
Marks-a-lot         Markers and Hi-Liters
Martin              Fishing Equipment
Merriam Webster     Dictionaries, Reference Books and
                    Software
MicroTek            Scanners and Video Conference
                    Cameras
Newell              Office Furniture
Noble               Watches
Norelco             Shavers, Coffee Makers, Kitchen
                    Appliances and Personal Care
O'Sullivan          Furniture
Okidata             Laser and Dot Matrix Printers and
                    Supplies
Olympus             Digital and Film Cameras, APS
                    Cameras, SLR Camera
Oxford              File Folders and Filing Systems
Oxo Good Grips      Ergonomic Kitchen Accessories
Quantum             Fishing Equipment
Pampers             Diapers
Panasonic           Consumer Electronics
Peerless            Faucets, Shower and Bath Products
Pelonis             Ceiling Fans
Pendaflex           Hanging File Systems and
                    Accessories
Perfect Data        Computer Cleaning Supplies
Philips/Magnavox    Monitors, Televisions, Video Cassette
                    Recorders, WebTVs and Portable
                    Audio
Pitney Bowes        Postal Meters and Mailroom Supplies
Plantronics         Business Telephone Headsets
Polaroid            Instant, Commercial and Digital
                    Cameras, and Film
Post-It             Adhesive Note Pads
Creations           Jewelry
RCA                 TV and Camcorders
Roadmaster          Bicycles
Rolodex             Card Files and Electronic
                    Organization
Safco               Bookcases, Seating, Ergonomics and
                    Office Organizers
Samsung             Computer Monitors
Sanford             Writing Instruments, Markers and
                    Pencils


BRANDS              DESCRIPTION
------------------- --------------------------------------
Satco               Track Lighting
Scotch              Adhesives, Glue Sticks and Tape
                    Watches
Sharp               Microwave Ovens, Vacuum Cleaners
                    and Air Conditioners
Shop-Vac            Wet-Dry Vacuums
Singer              Sewing Machines and Ironing
                    Products
Sirco               Contemporary Office Furniture
Smart               Modular Technology and Modems
Smead               Filing Systems
Sony                Data Storage Media
Survivor            Waterproof and Puncture-Proof
                    Envelopes
Swingline           Staplers and Desk Accessories
Targus              Computer Notebook Bags
TDK                 Audio and Video Tapes
Team Concepts       Laptop Computers for Children
Technics            Quality Audio Systems
Tenex               Contemporary Office Accessories
Texas Instruments   Calculators and Organizers
Tobacco Source      Hand-Rolled Cigars
Toshiba             Televisions, Video Cassette
                    Recorders, DVD Players, Telephones
                    and Notebook Computers
US Robotics         Modems and Palm Computers
Upjohn/Pharmacia    Health Care Products
UUNet               Internet Connectivity
Vantage Point       Television Mounting Equipment
Verbatim            Data Storage Media
Victor              Business Calculators
Vidal Sassoon       Hair Care Products
Weber               Barbecue Grills
Weiser Lock         Residential Hardware
Wenger              Original Swiss Army Knives
Wite-Out            Correction Supplies
Zebco               Fishing Equipment
Zenith Corp.        Televisions, Video Cassette
                    Recorders, DVD Players and Audio
                    Systems

Marketing and Promotion

     The Company's marketing strategy is designed to sell products at its online store by increasing customer traffic, promoting the Value America brand name, building strong customer loyalty and encouraging repeat purchases. Since February 1998, the Company has been investing approximately $1 million per month in advertising its branded product offerings in regional and national newspapers, technology and consumer magazines, direct mailings, regional radio commercials and Internet portals. Following this offering, the Company expects to increase significantly its investment in direct marketing, advertising and promotion to continue to sell products and attract and retain customers. The Company employs a variety of promotional activities and various media to accomplish its marketing goals including:

     Traditional Advertising. The Company has implemented a program of print advertising in general circulation newspapers including The Wall Street Journal, USA Today, Los Angeles Times, Washington Post, San Francisco Chronicle and The New York Times and magazines including Computer Shopper, Internet Week, Internet World, PC Computing, PC Week, PC World and Windows. The Company values newspaper advertising for its strong demographics with respect to Internet-savvy consumers and the relatively short period of time from advertising creation to media insertion. The Company uses magazine advertising to target specific products to specific target markets, and uses radio advertising to motivate shopping excursions. In the future, the Company intends to supplement its primary print advertising campaign with national radio and television advertisements in selected markets. The Company expects television marketing efforts to begin in the fourth quarter of 1998.

     Direct Marketing. The Company utilizes direct response marketing to sell products, promote the Value America online store and increase brand share. The Company coordinates its own direct response efforts with manufacturers to create a unified marketing approach for products. Elements of the Company's direct response advertising efforts include the use of direct targeted mailings, the development and utilization of a telephone call center, and the use of advertisements in specific industry publications.

     Cooperative Marketing Support. The Company has conducted cooperative marketing activities with Amana, Brother, Canon, GBC Quartet, Hewlett-Packard, IBM, Intel, Panasonic, Procter & Gamble, Toshiba and Weber. The Company intends to further develop coordinated marketing plans with certain manufacturers. By creating such affiliations, the Company can reduce its marketing expenses and increase the level of its advertising, thereby developing customer recognition of the interrelationship between the Value America store and the manufacturers' brand name products.

     Online Service and Internet Advertising. The Company advertises on various high profile and high-traffic Web sites such as Alta Vista, c | net, ESPN SportZone, Excite, Infoseek, Lycos and Yahoo!. These advertisements take the form of banners that encourage readers to click through directly to the Value America online store. The Company is seeking to use portals to build and direct Internet traffic to its online store. In addition to banner advertisements, the Company is designing an external interface that brings Value America product category presentations to the attention of individuals using search engine services on the Internet.

     Value America Dollar Program. Value America awards each member a store credit equal to a percentage of the member's total purchases of certain products. This credit is typically 1% of the purchase price of each product, although some promotional products earn bonus Value America Dollars. Members may apply accumulated Value America Dollars toward a portion of the purchase price of products on future visits to the Value America store.


Order Fulfillment

     The Company fulfills orders primarily by arranging for direct shipment of products from the manufacturer or their designated distribution partner. Value America does not carry significant levels of inventory. The Company's order fulfillment systems are designed to choose the best product price and availability if multiple distributors offer the same product. The Value America store generates a purchase order for each manufacturer or distributor and delivers the purchase order via facsimile or EDI. The Company currently has EDI connections in parallel transmission with 11 vendors; these vendors' products have accounted for a substantial majority of the Company's recent net sales. In the future, the Company expects the process of ordering and fulfillment to become increasingly automated, as e-mails, automated facsimile transmissions and EDI transmissions are used to transmit transaction documents. The Company's order fulfillment system is capable of transmitting all data necessary to prompt labels to be printed automatically at the appropriate shipment or distribution centers. These labels will include information stored within the Company's customer database, including the customer's name, address and telephone number. At the time the product is provided to the freight company for shipment, the title and risk of loss of the purchased goods are transferred to Value America. The Company currently ships most products with United Parcel Service and Roadway. As part of its relationship with ULLICO, the Company has agreed that so long as ULLICO remains a shareholder of the Company, the Company will only use shippers that have recognized one or more unions as the collective bargaining representative of some or all of its employees unless such shipping arrangements are unreasonable or unavailable to the Company. See "Certain Transactions."


Customer Service

     The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases depends, in significant part, upon the strength of its customer support and service operations and staff. The Company encourages frequent communication with, and feedback from, its customers in order to continually improve its product and service offerings. To this end, the Company has dedicated significant resources to establishing a customer service department and providing its support and service personnel with the tools to answer customer inquiries and to keep customers informed of the status of orders. Customer support and service personnel are responsible for processing customer orders, handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, shipments and payments. The tools used by this staff are automated and fully integrated with the Company's online store. The staff is divided into teams dedicated to certain types of products. Members of the various teams receive training on attributes and benefits of products in the categories with which they work.

     The Value America store offers an e-mail address and a toll-free telephone number to enable customers to request information and to encourage feedback and suggestions, via the Internet or telephone. The Company's telephone system provides automatic call distribution and call statistics reporting. Currently the Company's online store provides customers with automatic e-mail updates for a change in order status. The Company intends to install e-mail management softwares that will allow the Company's customer support and service personnel to handle a large volume of e-mail more efficiently by providing for prioritization and routing.


Manufacturer Relationships

     The Company typically forms relationships directly with manufacturers. The Company has listing agreements with manufacturers under which the Company develops and hosts multi-media product presentations on the Company's online store. Certain of these agreements require the Company to maintain product listings for a minimum period of time, typically 12 or 36 months. The manufacturers are not obligated under these agreements to offer or provide products for sale by Value America for any minimum period of time. The Company has entered into significant arrangements with the following manufacturers:

     IBM. IBM provides its technology products for sale through the Value America online store. IBM is providing dedicated account support, proprietary advertising support, special terms and conditions programs, direct buy programs and promotional opportunities. Value America, in turn, identifies IBM as an alliance partner, provides Internet access to IBM products through its online store, advertises IBM products in major print media, and engages in joint electronic commerce and direct response marketing with IBM.

     Hewlett-Packard. In 1997, the Company entered into agreements with Hewlett-Packard pursuant to which Hewlett-Packard authorized the Company to sell Hewlett-Packard's Pavilion line of home personal computers, consumer and business printing and imaging products, and selected business computer systems.


     Procter & Gamble. In April 1998, the Company entered into an agreement with Procter & Gamble. The terms of this agreement authorize the Company to sell 50 Procter & Gamble brands and to produce related presentations. The Company is obligated to list the brands and provide Web access for a minimum of 12 months. The Company and Procter & Gamble are also in the process of implementing a cooperative advertising plan.


Competition

     The electronic commerce industry is relatively new, intensely competitive and rapidly evolving. Barriers to entry are minimal, allowing current and new competitors to launch new Web sites at a relatively low cost. The Company currently or potentially competes with a variety of other companies. These competitors and potential competitors include: (i) segment-specific online retailers such as Amazon.com, BuyComp, CDNow, Dell Computer and Gateway International; (ii) online vendors of a broad selection of consumer products such as Cendant, CyberShop, iMall, Internet Shopping Network, iQVC, ONSALE and Wal-Mart Online; (iii) a number of general purpose commercial online services and Web directories that derive a substantial portion of their revenues from online products and services, including America Online, Excite, Infoseek, Lycos, Microsoft Network, Prodigy and Yahoo!; (iv) mail order catalog operators such as Lands' End, Micro Warehouse, Sharper Image, Spiegel and Williams-Sonoma; (v) traditional retail and warehouse/discount store operators, such as Circuit City, Home Depot, Office Depot, Price/Costco, Staples and Target; and (vi) numerous other national and international retail, catalog, distribution or manufacturing companies that may enter the electronic commerce industry. The Company anticipates that the number of its direct and indirect competitors will increase in the future.

     The Company believes that the principal competitive factors in its market are brand recognition, quality of brands, convenience, ease of use, price, value, accessibility, speed of fulfillment, reliability, personalized services, customer service, and quality of site content. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than the Company. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of the Internet and other commercial online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies or devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins or loss of market share, and may have a material adverse effect on the Company's business, financial condition and results of operations.


Systems Infrastructure, Technology and Security

     The Company's technology platform consists of the deployment environment, Web servers, applications and infrastructure for EDI, financial transactions and security, as well as the Company's proprietary content management and authoring system. The Company maintains all computer systems for hosting and maintaining the online store at its Charlottesville, Virginia, headquarters facility. All of the Company's computer equipment is powered by redundant APC filtering, battery-backed power supplies designed to provide continuous power to the online store in the event of outages from the local power utility. To ensure reliable 24 hours-a-day, 365-days-a-year operation of the store, the Company has designed its system architecture to be fault tolerant with redundant Web and database servers as well as redundant paths into the Internet. If a failure should occur with either Internet connection, traffic is automatically routed through the alternate path.

     The online store uses database technology and dynamic HTML page generation to offer maximum flexibility while minimizing maintenance overhead of the site. The Company also has a powerful text search engine that is incorporated into the online store to provide for both full text and key word searching of product information. A significant portion of the technology for the store has been developed by the Company, including the personal shopper, dynamic page generation system, authoring tool, order management, order pipeline and EDI interfaces. Additionally, the Web application provides a proprietary and sophisticated multi-media presentation engine for the Web, which has the ability to accommodate many forms of media including graphics, images, animation, and streaming audio and video. This framework has been designed so that future media types and formats may be efficiently integrated.

     The Company has developed a proprietary authoring tool to efficiently create and manage content for publication in the online store. This tool provides a database-centric approach to Web page creation that dramatically speeds the development and maintenance of product listings, presentations and pricing information. This tool enables the Company's merchandising department to operate with a minimum of technology expertise so that they may autonomously publish content without relying on expensive and often overburdened technical resources.

     The Company believes that the security solution that it has designed and implemented provides at least the level of transaction security used in traditional in-store or mail order operations. The Company utilizes secure credit card transaction processing software from PaymentNet. All transactions are audited from credit authorization through receipt of funds, and no Internet-supplied credit card numbers are stored on Company systems. The Company addresses theft of information during transmission over the Internet by utilizing standard SSL encryption technology. available to customers using browsers which are SSL encryption enabled, such as Netscape Navigator or Microsoft Internet Explorer. To guard against theft of telephonically provided credit card numbers residing on the Company's internal systems, secure firewalls and separate domains are designed into the system architecture such that the database cannot be reached from either internal or external sources except via secure, logged access methods.

     The Company is making significant investments in implementing EDI interfaces with suppliers, and has contracted with General Electric Information Services to set up the appropriate systems, mapping tables and business processes. When human intervention is required, the Company has developed a set of simple, efficient customer service utilities.

     The network that supports the online store is designed for scalability to accommodate peak transaction loads and to "scale up" efficiently to handle increasing volumes over time. The Company uses virtual web servers, which allow new servers to be configured and brought online transparently as transaction loads dictate. Similarly, the SQL servers that drive the store content are replicated to allow new servers to be added if greater capacity is required.

     The network architecture consists of redundant firewalls with progressively tighter security policies. The firewalls protect the network from both internal and external attacks and provide an audit trail for suspicious activity. Access from external sites to the store is restricted to the HTTP protocol, and access from the internal network is restricted to only essential maintenance services. The Company performs self-diagnostic security checks, including measures for password cracking, port scanning and operating system vulnerabilities.

     The Company is dependent on the ongoing operation, maintenance and upgrading of its systems to achieve its business objectives. Notwithstanding any precautions taken by the Company, any failure of, or disruption in, the Company's Internet access, technological platform or security measures, or any other failure or damage that causes significant system disruptions, could have a material adverse effect on the Company's business, financial condition and results of operations.


Intellectual Property

     The Company relies on a combination of copyright and trademark laws, trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect its proprietary rights. The Company does not currently hold any patents or have any patent applications pending for itself or its products. The Company has obtained a registered service mark for "Value America" and two other variations of such name. The Company also owns six pending applications for federal registration of other variations of the "Value America" name. The Company retains certain intellectual property rights associated with the multi-media product presentations developed by the Company for the branded manufacturers whose products are featured in the Company's store. The Company has entered into non-disclosure and invention assignment agreements with all its employees and enters into non-disclosure agreements with certain of its consultants and subcontractors. There can be no assurance, however, that such measures will protect the Company's proprietary technology, that the Company will be able to prevent competitors from developing software with similar functionality, or that third parties will not infringe upon or misappropriate the Company's intellectual property rights.

     The Company believes that its trademarks, software and other proprietary rights do not infringe on the proprietary rights of third parties. The Company has been displaying the content of its site on the Internet without receiving claims from third parties that its product offerings, trademarks or names infringe on any proprietary rights of any other parties. However, the Company is a recent entrant in the market for sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement or other claims against the Company in the future with respect to current or future product offerings, trademarks or other Company works. Such assertion may require the Company to enter into royalty arrangements or result in costly litigation. The Company is also dependent upon obtaining licenses to utilize existing technology related to its operations. To the extent that new technological developments are unavailable to the Company on terms acceptable to it, or at all, the Company may be unable to continue to implement its business, which would have a material adverse effect on the Company's business, financial condition and results of operations.


Government Regulation

     The Company is subject, both directly and indirectly, to various laws and governmental regulation relating to its business. However, because the market for electronic commerce is new and rapidly evolving, there are currently few laws or regulations directly applicable to commerce on the Internet. Due to the increasing popularity and use of the Internet and other commercial online services, it is possible that a number of laws and regulations may be adopted with respect to electronic commerce covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of certain of these laws or regulations may have the effect of decreasing the growth of electronic commerce or increasing the cost of doing business on the Internet. Moreover, the applicability to the Internet and other commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other commercial online services, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If any such petition is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any such new legislation or regulation, or new applications or interpretations of existing laws, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, U.S. and foreign laws regulate certain uses of customer information and the development and sale of mailing lists. The Company believes that it is in material compliance with these laws, but new restrictions may arise in this area that could have an adverse affect on the Company.

     The law regarding linking to and framing of third-party Web sites without permission is uncertain. The Company believes that its linking and framing activities are lawful, but there is a possibility that it may be asked to pay a license fee or cease linking or framing.

     Permits or licenses may be required from federal, state or local government authorities to operate or to sell certain products on the Internet. No assurances can be made that such permits or licenses will be obtainable. The Company may be required to comply with future national or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurances can be made that the Company will be able to comply with such legislation or statutes, or that the adoption of such legislation or statutes will not have a material adverse effect on the Company's business, financial condition, and results operations.


Facilities

     The Company's principal administrative, computer, marketing and customer service facilities are located in two office buildings in Charlottesville, Virginia encompassing an aggregate of approximately 12,000 square feet. The facilities occupied by the Company are subject to leases that expire from October 1998 through March 1999. The leases provide for aggregate monthly rental charges of approximately $12,000. The Company has found suitable substitute facilities providing for 26,700 square feet with aggregate monthly rental charges of approximately $25,000. These facilities will become available to the Company between October 1998 and January 1999.


Employees

     As of June 30, 1998, the Company had 133 full-time equivalent employees, of which 27 were in technical and related operations, 60 were in marketing and merchandising, 30 were in customer service, and 16 were in finance, administration and management. The Company believes that its future success will depend in large part on its ability to attract hire and retain qualified personnel. Competition for such personnel is intense, and while the Company believes that it can attract and retain qualified personnel, there can be no assurance that the Company will be able to do so.

     The Company believes its relationships with its employees are good. None of the Company's employees is represented by a collective bargaining agreement, and the Company has never experienced a work stoppage. In connection with the Company's sale of Series A Stock and Series B Stock, the Company agreed that so long as ULLICO is a stockholder of the Company (i) the Company will recognize any union attempting to represent the Company's employees upon a showing of majority support through a formal gathering of cards for such union and (ii) in connection with any organizing activities being performed by a union, the Company will refrain from actively campaigning in opposition to the designation of such union as the representative of the Company's employees.


Legal Proceedings

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently party to any litigation or other legal proceedings, nor is the Company aware of any planned legal action by third parties, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's business, financial conditions and results of operations.

                                  MANAGEMENT

Executive Officers, Directors and Key Personnel

     The executive officers, directors and other key personnel of the Company, and their ages and positions as of June 30, 1998, are as follows:



               Name                  Age                               Position(s)
---------------------------------   -----   ----------------------------------------------------------------
Executive Officers and Directors
Craig A. Winn                        43     Chairman and Chief Executive Officer
Rex Scatena                          48     President of the Company, President, Consumer Products Division
                                            and Director
Dean M. Johnson                      39     Executive Vice President, Chief Financial Officer and Director
Joseph L. Page                       29     Executive Vice President and Chief Technology Officer
Kimberly E. De Jong                  37     President, Technology Products Division
Mark N. McCullough                   40     President, Office Products Division
Gary D. LeClair (1)                  43     Director
John L. Motley III                   48     Director
Michael R. Steed (1)                 49     Director
David R. Dukes                       54     Director-nominee
William D. Savoy                     33     Director-nominee
Key Personnel
Kenneth R. Power                     52     Senior Vice President-Advertising and Creative Director
Sandra T. Watson                     41     Senior Vice President-Finance and Controller
Jerry K. Goode                       35     Vice President of Engineering
Marcus F. Nucci                      31     Director of Business Commerce

---------
(1) Member of the Audit Committee and the Compensation Committee.



Executive Officers and Directors

     Craig A. Winn, the principal founder of the Company, has been Chairman and Chief Executive Officer since founding the Company in March 1996. In 1978, he founded The Winn Company, a manufacturers representative firm which grew to over $100 million in annual product volume. During this period, Mr. Winn worked closely with the original Price Company management team. It is here that Mr. Winn learned much of what he has integrated into the Value America solution. In March 1986, Mr. Winn created Dynasty Classics Corporation, a manufacturer and distributor of decorative and fixture lighting ("Dynasty"), and served as its Chairman and Chief Executive Officer until August 1993. Dynasty grew to nearly $100 million in revenue within five years, selling to a variety of large retailers such as Sam's Wholesale Club, Sears, Price Club and Home Depot. While managing Dynasty, Mr. Winn grew to appreciate the challenges facing suppliers and how their EDI and distribution systems operate. In October 1993, Dynasty filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code. Through this experience, Mr. Winn developed a new business model that reduces the risks of inventory, customer concentration, and bank loans and covenants and came to appreciate the value of a low-cost, high-value solution. Mr. Winn received his B.A. in Business Administration, magna cum laude, from the University of Southern California.

     Rex Scatena co-founded the Company with Mr. Winn in March 1996. From the Company's inception until April 1998, Mr. Scatena served as the Company's President. In April 1998, Mr. Scatena was appointed as President, Consumer Products Division. From July 1988 to August 1997, Mr. Scatena was Managing Partner of the law firm Jaffe, Trutanich, Scatena & Blum. Mr. Scatena served as a director of Dynasty from October 1992 to July 1994. Mr. Scatena received a B.A. in Political Science from the University of California, Santa Barbara, and a J.D. from the Western State University College of Law.

     Dean M. Johnson joined the Company in November 1997 as Executive Vice President and Chief Financial Officer. From April 1996 to November 1997, Mr. Johnson served as Vice President of Business Development of Pacific Monolithics, a developer of gallium arsenide semiconductors. From April 1991 until August 1995, he was Vice President and General Manager of CFW Cable, a wireless cable television company that he co-founded. From September 1986 to April 1991, he was Vice President-Corporate Finance for Lehman Brothers, an investment bank. Mr. Johnson received his B.S. in Industrial Administration from General Motors Institute, and his M.B.A. from the University of Virginia.

     Joseph L. Page has been Chief Technology Officer and Executive Vice President of the Company since March 1996. From February 1994 to March 1996, Mr. Page was Chief Technology Officer at Internet Connect, a company providing Internet services, including hosting for corporations. From May 1993 to September 1994, he was a Systems Engineer at Raycon Corporation, a manufacturer of laser and electronic drilling machines. Mr. Page holds a B.S. in Computer Engineering from the University of Michigan.

     Kimberly E. De Jong joined the Company in May 1998 as President, Technology Products Division. Prior to joining the Company, she spent 14 years with IBM in various capacities, including from May 1997 to April 1998, MidAtlantic PC sales manager; from March 1996 to April 1997, business unit executive for the Southeast region; from January 1994 to February 1996, national account representative for the Southeast region; from January 1993 to December 1993, manager of plans and schedules for the United States; from February 1991 to December 1992 project manager for supply management and distribution. Prior to February 1991, she held various other positions in the areas of engineering and supply management. She holds a B.S. from Michigan State University and an M.S. in Finance from The Johns Hopkins University.

     Mark N. McCullough joined the Company in April 1998 as President, Office Products Division. Prior to joining the Company, Mr. McCullough was the regional sales manager for the Southeast region for United Stationers/MicroUnited from November 1989 until April 1998. Prior to this he worked in marketing operations for United Stations/MicroUnited from March 1983 until November 1989. From June 1981 until February 1983, he was an area sales manager with Cherry Electronics in Waukegan, IL. Mr. McCullough holds a B.S. in Marketing and Computer Science from the University of Wisconsin.

     Gary D. LeClair has been a director of the Company since November 1997. Mr. LeClair has been Chairman of LeClair Ryan, A Professional Corporation, legal counsel to the Company, since 1988. He has served as a director of MacroSonix Corp. since April 1996 and The Tredegar Trust Company since September 1994 and as Chairman of the Board and a director of Community Pride Grocery Stores, Inc. since 1993. He holds a B.S. in accounting from the College of William & Mary and a J.D. from Georgetown University Law Center.

     John L. Motley III has been a director of the Company since November 1997. Mr. Motley is the founder and has been the President of John Motley Associates, Inc., an office products manufacturers' representative company, since 1980. Mr. Motley received a B.S. in Political Science from the University of Vermont.

     Michael R. Steed has been a director of the Company since December 1997. He has been Senior Vice President of Investments for ULLICO, a financial services holding company, and President of ULLICO's investment subsidiary, Trust Fund Advisors since November 1992. Prior to his joining ULLICO, Mr. Steed served as President and Founder of A.F.I.C. Group, Ltd., a financial and investment consulting firm from 1985 to 1992. He received a B.A. from Loyola University of Los Angeles and a J.D. from Loyola University School of Law in Los Angeles.

     David R. Dukes has been nominated to serve as a director of the Company upon the closing of this offering. Mr. Dukes currently serves as the Chairman of the Global Technology Distribution Council, an organization designed to represent wholesale distributors in connection with the development of standards for the wholesaling industry. From September 1989 until May 1998, Mr. Dukes was employed by Ingram Micro in various executive capacities, including Acting President of Ingram Micro Asia-Pacific from May 1997 to May 1998, Chief Executive Officer of Ingram Alliance from January 1994 to May 1998, President of Ingram Micro from September 1989 to December 1991 and Chief Operating Officer of Ingram Micro from September 1989 to December 1993. Mr. Dukes currently serves as Vice Chairman of the Board of Directors of Ingram Micro.

     William D. Savoy has been nominated to serve as a director of the Company upon the closing of this offering. Mr. Savoy has served as Vice President of Vulcan Ventures Incorporated, a venture capital fund, since November 1990. From October 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy has served as President of Vulcan Northwest Inc., a company that manages the personal financial activities of Paul G. Allen, co-founder of Microsoft Corporation, from November 1990 until the present. Mr. Savoy serves on the Advisory Board of Directors of Dreamworks SKG and serves as a director of c|net, Inc., Harbinger Corporation, Metricom, Inc., PersonaLogic, Inc., Telescan Inc., Ticketmaster, USA Networks, Inc. and U.S. Satellite Broadcasting. He also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in computer science, accounting and finance from Atlantic Union College.

     Kenneth R. Power has been Senior Vice President-Advertising since April 1997 and Creative Director of the Company since August 1996. From February 1987 to August 1996, Mr. Power owned and operated K.R. Power Graphics, Inc., a graphic design studio. He received a B.A. from California State University, Long Beach.

     Sandra T. Watson has been Controller of the Company since November 1997. From August 1993 to August 1997, Ms. Watson held positions in the financial, regulatory, and new business development areas at CFW Cable. From July 1979 to August 1993, she was at Coopers & Lybrand, most recently as Audit Manager. Ms. Watson is a certified public accountant. She received a B.B.A. from the College of William and Mary.

     Jerry K. Goode joined the Company in May 1998 as Vice
President-Engineering. From January 1995 to November 1997, Mr. Goode was Area Manager for Engineering Services for Apple. From May 1993 to January 1995, Mr. Goode was

Director of On-Line Product Development at Starwave Corporation, an Internet technology company. Since 1995, Mr. Goode has also been an independent management consultant. He holds a B.S. in Computer Science from Southern Methodist University.

     Marcus F. Nucci joined the Company in June 1998 as Director-Business Commerce. From February 1998 to June 1998, he was Manager, Solution Architects in the Interactive Media group at IBM. From August 1996 to February 1998, Mr. Nucci was Kiosk Development Manager in Direct Customer Access and Kiosk Solutions at IBM. From January 1993 to August 1996, he was Lead Architect in Direct Customer Access and Kiosk Solutions at IBM. Mr. Nucci has a B.S. in Electrical Engineering from Syracuse University.

     Executive officers of the Company are elected annually by the Board of Directors and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among the executive officers and directors of the Company.



Board of Directors

     The Articles and the Bylaws provide that the Company's Board of Directors shall have between six and nine members and shall be divided into three classes as nearly equal in number as possible. The members of the three classes of directors will serve for staggered three-year terms. Following the completion of the offering, Messrs. Johnson and Motley will be classified as Class I directors and will serve until the annual meeting of the Company's stockholders (the "Annual Meeting") to be held in 1999; Mr. Scatena will be classified as a Class II director and will serve until the Annual Meeting to be held in 2000; and Messrs. Winn, LeClair and Steed will be classified as Class III directors and will serve until the Annual Meeting to be held in 2001. Each successor to a director whose term expires at an Annual Meeting will be elected to serve until the third Annual Meeting after his election and until his successor has been duly elected and qualified. Any director chosen to fill a vacancy on the Board shall hold office until the next election of the class for which he shall have been chosen and until his successor has been duly elected and qualified. Directors may be removed only by stockholders and only with cause (as defined in the Articles).


Committees of the Board of Directors

     The Company's Board of Directors has an Audit Committee and a Compensation Committee. Messrs. Steed and LeClair serve as the members of both committees. The Audit Committee recommends the annual appointment of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, the quality and integrity of the Company's financial statements, and the adequacy of the internal accounting controls. The Compensation Committee administers the Company's Incentive Plan and makes recommendations to the Board of Directors regarding compensation and benefits for the Company's executive officers. The Compensation Committee also has oversight responsibilities for all employee compensation and benefit programs.


Director Compensation

     Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board and the committees on which they serve. Directors who are not employees of the Company are eligible to receive incentive awards under the Incentive Plan. The Company has granted Mr. LeClair non-qualified options to purchase 105,000 shares of Common Stock. Such options vest over a three-year period, have ten-year terms and have an exercise price of $1.67 per share. The Company may grant additional non-qualified options to non-employee directors in the future.


Executive Compensation

     The following table sets forth all compensation awarded to, earned by or paid to Craig A. Winn, the Company's Chairman and Chief Executive Officer (the "Named Officer"), for services rendered to the Company in all capacities during 1997. No executive officer of the Company received salary and bonus in excess of $100,000 for 1997.

                          SUMMARY COMPENSATION TABLE



                                                                      Annual
                                                                   Compensation
                                                                -------------------
                 Name and Principal Position                     Year     Salary(1)
-------------------------------------------------------------   ------   ----------
Craig A. Winn, Chairman and Chief Executive Officer .........   1997      $45,000

---------
(1) Represents salary earned by Mr. Winn from October 1, 1997 to December 31, 1997. Mr. Winn served without compensation during the first nine months of 1997.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board was formed in December 1997 to make recommendations to the Board of Directors regarding the compensation and benefits for the Company's executive officers and to administer the Company's Incentive Plan. The Compensation Committee is currently composed of Messrs. LeClair and Steed. Prior to the appointment of the Compensation Committee, the Board of Directors determined the compensation of the Company's executive officers. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     Gary D. LeClair serves as a member of the Compensation Committee of the Board. Mr. LeClair also serves as the Chairman of LeClair Ryan, A Professional Corporation, the Company's legal counsel.

     Michael R. Steed also serves as a member of the Compensation Committee of the Board. Mr. Steed also serves as the Senior Vice President of ULLICO, which is the record holder of 3,139,854 shares of the Company's Common Stock.


Incentive Plan

     The Company adopted the Incentive Plan on August 1, 1997. The Incentive Plan provides for the granting of incentive awards to employees, officers, directors, consultants and certain non-employees of the Company. Incentive awards may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock, incentive stock, or tax offset rights. The maximum number of shares of Common Stock that may be issued under the Incentive Plan is 1,250,000, subject to adjustment in the event of a stock split, stock dividend or other change in the Common Stock or capital structure of the Company. The Compensation Committee administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Compensation Committee is authorized to determine who may participate in the Incentive Plan, the number and type of awards to each participant, the schedules on which each award will become exercisable and the terms, conditions and limitations applicable to each award. The Compensation Committee has the exclusive power to interpret the Incentive Plan and to adopt such rules and regulations as it may deem necessary or appropriate to amend, modify or terminate the Incentive Plan to meet any changes in legal requirements or for any other purpose permitted by law.

     Options. Options granted under the Incentive Plan may be either "incentive stock options" within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to non-employee directors, employees, consultants, advisors and other independent contractors providing services to the Company. The per share exercise price of the Common Stock subject to any option granted pursuant to the Incentive Plan is determined by the Compensation Committee at the time the option is granted. In the case of incentive stock options, the exercise price must not be less than 100% of the fair market value of the Common Stock at the time the incentive stock option is granted. "Fair market value" is determined by the Board of Directors, or its designated committee, in good faith and using any reasonable method of calculation. No person who owns, directly or indirectly, at the time of the grant of an incentive stock option, 10% or more of the total combined voting power of all classes of voting stock (a "10% Stockholder"), is eligible to receive an incentive stock option under the Incentive Plan unless the exercise price is at least 110% of the fair market value of the Common Stock, determined on the date of grant. Non-qualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment, other than by death or permanent disability, the optionee will have three months after such termination to exercise the option. Upon termination of employment of any optionee by reason of death or permanent disability, an incentive stock option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Incentive stock options granted under the Incentive Plan cannot be exercised more than 10 years from the date of grant, and incentive stock options issued to 10% Stockholders cannot be exercised more than 5 years after the date of grant. All options granted under the Incentive Plan may provide for the payment of the exercise price in cash, by equivalent consideration acceptable to the Company, or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may, theoretically, exercise all of his or her stock options with no additional investment other than his or her original shares, if any. Any shares of Common Stock subject to unexercised options that expire or terminate become available for the issuance of new options.

     SARs. Under the Incentive Plan, the Compensation Committee may also grant SARs either in tandem with a stock option or alone. SARs granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. An SAR entitles the participant to receive from the Company an amount, payable in cash, in shares of Common Stock or in a combination of cash and Common Stock, equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price.

     Restricted Stock. Restricted stock issued pursuant to the Incentive Plan is subject to the following general restrictions: (i) restricted stock may not be sold, transferred, pledged or otherwise encumbered or disposed of until the restrictions on such stock have lapsed or have been removed under the provisions of the Incentive Plan; and (ii) if a holder of restricted stock ceases to be employed by the Company, the holder will forfeit any shares of restricted stock on which such restrictions have not lapsed or been otherwise removed.

     The Compensation Committee will establish as to each share of restricted stock issued under the Incentive Plan the terms and conditions upon which the restrictions on such share shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time or as a result of death, permanent disability or retirement of the participant. In addition, the Compensation Committee may, at any time, in its sole discretion, accelerate the time at which any or all of the restrictions lapse or remove any or all of such restrictions.

     Incentive Stock. The Compensation Committee may establish performance programs with fixed goals and designate key employees as eligible to receive incentive stock if the goals are achieved. More than one performance program may be established by the Compensation Committee. They may operate concurrently or for varied periods of time, and a participant may participate in more than one program at the same time. A participant who is eligible to receive incentive stock under a performance program has no rights as a stockholder until the incentive stock is received.

     Tax Offset Rights. The Compensation Committee may, in its sole discretion, award tax offset rights in conjunction with any incentive award. Tax offset rights entitle the participant to receive an amount of cash from the Company sufficient to satisfy the income and payroll taxes legally required to be withheld upon exercise of an option, SAR or tax offset right, upon grant of incentive stock or upon the lapse or removal of restrictions on restricted stock.

     Federal Income Tax Consequences. A participant will not incur federal income tax upon the grant of an option, SAR, tax offset right, and, in most cases and depending on the restrictions imposed, restricted stock. Upon receipt of incentive stock, a participant will recognize compensation income, which is subject to income tax withholding by the Company, equal to the fair market value of the shares of incentive stock on the date of transfer to the participant.

     Upon exercise of a non-qualified stock option, a participant generally will recognize compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the exercise price. The Compensation Committee has the authority under the Incentive Plan to include provisions allowing the participant to deliver Common Stock, or elect to have withheld a portion of the shares the participant would otherwise acquire upon exercise, to cover tax liabilities. The election will be effective only if approved by the Compensation Committee and made in compliance with other requirements set forth in the Incentive Plan. When an employee exercises an incentive stock option, the employee generally will not recognize income, unless the employee is subject to the alternative minimum tax provisions of the Code.

     If the terms of an option permit, a participant may deliver shares of Common Stock instead of cash to acquire shares under the option without having to recognize taxable gain (except in some cases with respect to stock acquired upon the exercise of incentive stock options, or "statutory option stock") on any appreciation in value of the shares delivered. However, if a participant delivers shares of statutory option stock in satisfaction of all, or any part, of the exercise price under an incentive stock option, and if the applicable holding periods of the statutory option stock have not been met (two years from grant and one year from exercise), the participant will be considered to have made a taxable disposition of the statutory option stock.

     The exercise of an SAR is generally a taxable event. The participant usually must recognize income equal to any cash that is paid and the fair market value of any Common Stock that is received in settlement of an SAR.

     In general, a participant who received shares of restricted stock will include in his gross income as compensation an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amounts will be included in the tax year in which such event occurs. The income recognized will be subject to income tax withholding by the Company.

     Upon exercise of a tax offset right, a participant generally will recognize ordinary compensation income, which is subject to income tax withholding by the Company, equal to the cash received.

     The Company generally will be entitled to a business expense deduction, except as explained below, at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of non-qualified options or tax offset rights, upon the lapse or removal of restrictions on restricted stock, upon issuance of incentive stock and upon exercise of an SAR. Generally, the Company's deduction is contingent upon the Company's meeting of certain tax withholding requirements. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of the Common Stock received upon exercise in violation of the holding period requirements.

     This summary of the federal income tax consequences of incentive stock options, non-qualified stock options, SARs, restricted stock, incentive stock and tax offset rights does not purport to be complete. There may also be certain state and local income taxes applicable to these transactions.

     Change in Control Provisions. In the event of a "change in control" transaction, the Compensation Committee may take any one or more of the following actions either at the time an incentive award is granted or any time thereafter: (i) provide for the assumption of incentive awards granted under the Incentive Plan; (ii) provide for substitution of appropriate new incentive awards covering the stock of a successor corporation or the Company or an affiliate thereof; or (iii) give notice to participants that no such assumption or substitution will be made, in which event each outstanding incentive award will automatically accelerate to become fully exercisable immediately before the effective date of the change in control, except that such acceleration will not occur if, in the opinion of the Company's independent accountants, it would render unavailable "pooling of interests" accounting treatment for a change in control that would otherwise qualify for such accounting treatment. All incentive awards will terminate immediately following the consummation of a change in control, except to the extent assumed by the successor corporation or an affiliate thereof. Under the Incentive Plan, a "change in control" transaction is defined to constitute any of the following: (i) approval by the stockholders of a merger or consolidation in which holders of outstanding voting securities of the Company would receive less than 50% of the voting securities of the surviving or resulting corporation; (ii) approval by the stockholders of a plan of liquidation or approval of the dissolution of the Company; (iii) approval by the stockholders of the sale or transfer of substantially all of the assets of the Company; or (iv) the acquisition by a person or group of related persons of beneficial ownership of 50% or more of the outstanding voting securities of the Company. Should a change in control or other event result in acceleration of vesting of outstanding options or changes in other benefits, as defined under Section 280G of the Internal Revenue Code, certain highly-compensated employees would likely be subject to payment of a 20% excise tax on their incremental gain, as defined.


Employment Agreements

     The Company does not presently have any employment agreements or change in control arrangements with the Named Officer.

                             CERTAIN TRANSACTIONS

     On August 1, 1997, the Company issued a promissory note to Mr. Winn in the principal amount of $150,000. The principal amount of this note represented reimbursement for Company expenses that Mr. Winn personally incurred on behalf of the Company in 1996 and 1997. The note did not accrue interest and was paid in full in December 1997.

     On November 13, 1997, the Company sold an aggregate of 577,500 shares of Common Stock and warrants to purchase an aggregate of 213,750 shares of Common Stock to 15 investors for an aggregate purchase price of $962,500, or approximately $1.50 per share and $.33 per warrant. The warrants issued have five-year terms and exercise prices of $1.67 per share. Purchasers of these securities included the following:




                    Investor                       Shares Purchased     Warrants Purchased
-----------------------------------------------   ------------------   -------------------
Dean M. Johnson, Executive Vice President,
 Chief Financial Officer and Director .........          60,000              30,000
Gary D. LeClair, Director .....................          60,000              30,000
John L. Motley, Director ......................         300,000                  --

     On June 24, 1998, Mr. Winn sold 288,321 shares of Common Stock to a single investor for $999,993, or $3.47 per share. In connection with this transaction, and for valid consideration, the Company granted such purchaser certain demand and piggy-back registration rights. See "Description of Capital Stock -- Registration Rights."

     On June 26, 1998, the Company issued an aggregate of 617,979 shares of Series B Stock to 18 investors for an aggregate purchase price $18,829,820 or $30.47 per share (the "Series B Transaction"). The Company granted the holders of Series B Stock certain rights of first refusal, tag-along rights, and demand and piggy-back registration rights. The terms of the Series B Stock also require the Company to pay quarterly dividends on such shares of stock until they are redeemed or converted. Mandatory redemption of the Series B Stock may occur if the Company does not successfully offer shares of Common Stock to the public prior to December 19, 1999. Simultaneously with the closing of this offering, the shares of Series B Stock will automatically convert to an aggregate of 1,853,937 shares Common Stock. Upon such conversion, certain of the rights granted to Series B investors, such as rights of first refusal and tag-along rights, will terminate. In connection with the Series B Transaction, Mr. Winn and Rex Scatena, the Company's President and President, Consumer Products Division and director, executed a Voting Agreement whereby Mr. Winn and Mr. Scatena agreed to vote their shares of Common Stock in favor of the election of certain individuals nominated by ULLICO and Vulcan Ventures Incorporated for a period of up to ten years. ULLICO, the holder of all outstanding shares of the Series A Stock and the beneficial holder of more than 5% of the outstanding shares of the Common Stock, purchased 7,801 shares of Series B Stock.

     In connection with the Series B Transaction, Messrs. Winn and Scatena sold an aggregate of 617,979 shares of Common Stock to three investors for an aggregate purchase price of $6,276,607 or $10.16 per share.

     On July 1, 1998, Mr. Winn sold an aggregate of 28,350 shares of Common Stock to three investors for an aggregate of $289,942 or $10.16 per share.

     LeClair Ryan, A Professional Corporation, serves as the Company's legal counsel. Gary D. LeClair, one of the Company's directors, serves as the Chairman of such law firm.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 2, 1998, and as
adjusted to reflect the sale of the      shares of Common Stock offered hereby
by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Named Officer and (iv) all current executive officers and directors as a group.



                                                                               Percent Beneficially
                                                                                    Owned (1)
                                                             Number of        ----------------------
                                                        Shares Beneficially     Before       After
        Name and Address of Beneficial Owner                   Owned           Offering     Offering
----------------------------------------------------   --------------------   ----------   ---------
Craig A. Winn (2) ..................................   14,946,450                 53.6%
Rex Scatena (3) ....................................    6,562,200                 23.5
Michael R. Steed (4) ...............................    3,139,854                 11.3
The Union Labor Life Insurance Company (5) .........    3,139,854                 11.3
William D. Savoy (6) ...............................    1,526,094                  5.5
John L. Motley (7) .................................      375,000                  1.3
Dean M. Johnson (8) ................................      144,900                    *
Gary D. LeClair (9) ................................      120,000                    *
David Dukes (10)-- .................................            -                    *
All executive officers and directors as a group
 (8 persons) (11) ..................................   26,814,498                 95.7

---------
     * Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 2, 1998 are deemed outstanding. Such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. This table assumes no exercise of the Underwriters' over-allotment option. Percentage of ownership is based on 27,889,662 shares of Common Stock outstanding on July 2, 1998 (after giving effect to the conversion of the Series A Stock and the Series B Stock upon the closing of this offering)
    and       shares of Common Stock to be outstanding after the completion of this offering.

(2) The address of Mr. Winn is c/o Value America, Inc., 2300 Commonwealth Drive, Charlottesville, Virginia 22901. Includes 300,300 shares of Common Stock held of record by Crystal Investments, L.L.C., a Virginia limited liability company, for which Mr. Winn serves as Manager.

(3) The address of Mr. Scatena is c/o Value America, Inc., 2300 Commonwealth Drive, Charlottesville, Virginia 22901. Includes 300,300 shares of Common Stock held of record by Frostine, L.L.C., a Virginia limited liability company, for which Mr. Scatena serves as Manager.

(4) Consists of shares of Common Stock held of record by ULLICO. Mr Steed is the Senior Vice President of Investments of ULLICO. Mr. Steed's address is c/o The Union Labor Life Insurance Company, 111 Massachusetts Avenue, N.W., Washington, D.C. 20001.

(5) The address of ULLICO is 111 Massachusetts Avenue, N.W., Washington, D.C. 20001

(6) Includes 1,476,861 shares of Common Stock held of record by Vulcan Ventures Incorporated ("Vulcan"). Mr. Savoy is the Vice President of Vulcan. Mr. Savoy's address is c/o Vulcan Nortwest Inc., 110 110th Avenue Northeast, Suite 550, Bellevue, Washington 98004.

(7) The address of Mr. Motley is c/o John L. Motley Associates, Inc., 14900 Sweitzer Lane, Suite 103, Laurel, Maryland 20707. Includes 225,000 shares of Common Stock underlying options exercisable within 60 days of July 2, 1998.

(8) The address of Mr. Johnson is c/o Value America, Inc., 2300 Commonwealth Drive, Charlottesville, Virginia 22901. Includes 45,000 shares of Common Stock underlying options exercisable within 60 days of July 2, 1998 and 30,000 shares of Common Stock underlying warrants exercisable within 60 days of July 2, 1998.

(9) The address of Mr. LeClair is c/o LeClair Ryan, A Professional Corporation, 707 East Main Street, 11th Floor, Richmond, Virginia 23219. Includes
    30,000 shares of Common Stock underlying options exercisable within 60 days of July 2, 1998 and 30,000 shares of Common Stock underlying warrants exercisable within 60 days of July 2, 1998.

(10) The address of Mr. Dukes is c/o Xerox Center, 1851 East First Street, Suite 850, Santa Anna, California 92705. Includes an aggregate of 300,000 shares of Common Stock underlying options exercisable within 60 days of July 2, 1998.

(11) Includes 75,000 shares of Common Stock underlying options exercisable within 60 days of July 2, 1998 and 60,000 shares of Common Stock underlying warrants exercisable within 60 days of July 2, 1998.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 5,000,000 shares of Series A Stock and 617,979 shares of Series B Stock. Upon the closing of this offering, all of the outstanding shares of Series A Stock and Series B Stock will automatically convert into shares of Common Stock.

     The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Articles which are included as an exhibit to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.


Common Stock

     As of July 2, 1998, there were 23,077,500 shares of Common Stock outstanding that were held of record by 20 stockholders and there were outstanding options and warrants to purchase an aggregate of 3,287,637 shares and 213,750 shares of Common Stock, respectively. See "Management -- Incentive Plan" and " -- Warrants." Based on the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of the Series A Stock and Series B Stock as of July 2, 1998, and after giving effect to the sale of the _________ shares of Common Stock offered hereby,
there will be     shares of Common Stock outstanding (assuming no exercise of outstanding options and warrants).

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities of the Company. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.


Warrants

     As of July 2, 1998, there were outstanding warrants to purchase an aggregate of 213,750 shares of Common Stock that were held of record by 14 persons. The warrants are fully exercisable, have an exercise price of $1.67 per share and expire on October 31, 2002. In the event the Company issues or sells any shares of Common Stock without consideration or for a consideration per share less than the market price per share of the Common Stock on the date immediately prior to the issuance or sale of such shares, the number of shares issuable upon exercise of each warrant and the exercise price of such warrant will be adjusted according to a pre-defined, weighted-average formula. The warrants and the shares of Common Stock issuable upon exercise of the warrants are subject to certain restrictions on transfer.


Registration Rights

     Pursuant to an Amended and Restated Registration Rights Agreement (the "Preferred Stock Registration Rights Agreement") dated as of June 26, 1998 among the Company and the holders of the Series A Stock and the Series B Stock (the "Preferred Holders"), the Preferred Holders are entitled to certain rights with respect to the registration under the Securities Act of the shares of Common Stock owned now or in the future by such holders and the shares of Common Stock issuable upon conversion of the Series A Stock and the Series B Stock (collectively, the "Registrable Securities"). As of June 30, 1998, the Registrable Securities consisted of a total of 5,025,483 shares of Common Stock (after giving effect to the conversion of the Series A Stock and the Series B Stock into Common Stock upon the closing of this offering). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, the Preferred Holders are entitled to notice of such registration and are entitled to include the Registrable Securities therein; provided, however, among other conditions, that any underwriters for such offering may limit the number of such shares included in such registration. In addition, the Preferred Holders may require the Company on not more than two occasions to file a registration statement under the Securities Act with respect to the Registrable Securities, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Preferred Holders may require the Company, on not more than six occasions and not more than once in any six-month period, to register the Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company will bear all of the expenses of any such registration.

     In addition, pursuant to a Registration Rights Agreement dated as of June 3, 1998 between the Company and Capital Advisers, L.L.C. ("Capital"), Capital is entitled to certain rights with respect to the registration under the Securities Act of 288,321 shares of Common Stock (the "Capital Registrable Shares"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, Capital is entitled to notice of such registration and is entitled to include, on not more than two occasions, the Capital Registrable Shares therein; provided, however, among other conditions, that any underwriters for such offering may limit the number of such shares included in such registration. In addition, Capital may require the Company on not more than one occasion to file a registration statement on Form S-3 under the Securities Act with respect to the Capital Registrable Securities, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. The Company will bear all of the expenses of any such registration. Capital's registration rights are subject to and restricted by the terms of the Preferred Stock Registration Rights Agreement.



Anti-Takeover Effects of Provisions of the Articles and Bylaws

     The Company's Articles and Bylaws contain provisions that might make more difficult the acquisition of control of the Company by means of a tender offer, a proxy contest, open market purchases or otherwise. The Articles provide for the Company's Board of Directors to be divided into three classes serving staggered terms so that the initial terms of each class of directors will expire at the respective annual meetings of stockholders in 1999, 2000 and 2001. Starting with the annual meeting of stockholders in 1999, one class of directors will be elected each year for a three-year term, subject to the terms of a voting agreement among certain existing stockholders. See "Certain Transactions." A director may be removed only for cause and then only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

     The Articles require the affirmative vote of more than two-thirds of the outstanding shares of Common Stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions. The Articles further require the affirmative vote of the majority of the outstanding shares of Common Stock for the approval of amendments to the Articles, except that the affirmative vote of at least three-quarters of the outstanding shares of Common Stock is required to approve an amendment to the Articles that (i) reduces or eliminates the number of authorized shares of the Company's capital stock, (ii) amends or repeals the Company's staggered Board of Directors, (iii) amends or repeals the Articles' super-majority voting provisions, (iv) amends or repeals the Articles' indemnification provisions,
(v) amends or repeals the Articles' restrictions on the calling of special meetings of the Company's stockholders, or (vi) amends or repeals the Articles' limitations on the removal of the Company's directors.

     The Bylaws establish an advance notice procedure for the nomination, other than by the Board of Directors of the Company, of candidates for election as directors and for certain matters to be brought before an annual meeting of stockholders. A stockholder must give the Company notice not less than 90 days prior to an annual meeting of stockholders to (i) nominate persons to be elected directors of the Company at such meeting or (ii) propose business matters to be considered at such meeting.

     The purpose of the relevant provisions of the Articles and Bylaws is to discourage certain types of transactions that may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not have the effect of maximizing long-term stockholder value or is otherwise unfair to stockholders of the Company, or an unsolicited proposal for the restructuring or sale of all or part of the Company that could have such effects. See "Risk Factors -- Anti-Takeover Provisions; Indemnification."


Elimination of Liability and Indeminfication

     The Company's Articles eliminate the liability of the officers and directors of the Company for monetary damages in any proceeding brought by or on behalf of stockholders of the Company except in cases of willful misconduct or a knowing violation of criminal law or any federal or state securities law. The Company's Articles of Incorporation also provide for mandatory indemnification of any director or officer of the Company who is, was, or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company) because (i) he or she is or was a director or officer of the Company or (ii) he or she is or was serving the Company or another legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and expenses incurred in connection with such proceeding, except such liabilities as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. In addition, the Company's Articles expressly authorize the Company to enter into agreements to indemnify its officers and directors to the fullest extent permitted by the Articles and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     There is no pending litigation or proceeding involving an officer or director of the Company as to which indemnification is being sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The rights of indemnification provided in the Company's Articles are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors, or otherwise. In addition, the Articles authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, whether or not the Company would have the power to provide indemnification to such person.


Certain Corporate Governance Provisions of the Virginia Act

     The Company is subject to certain anti-takeover provisions of the Virginia Act that regulate affiliated transactions, control share acquisitions and the adoption of stockholder rights plans. The "affiliated transactions" provisions of the Virginia Act restrict certain transactions ("Affiliated Transactions") between the Company and any person (an "Interested Stockholder") who beneficially owns more than 10% of any class of the Company's voting securities. These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date the Company first had 300 stockholders of record or whose acquisition of shares making such person an Interested Stockholder was previously approved by a majority of the Company's Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Stockholder, a member of the Company's Board of Directors who was (i) a member on the date on which an Interested Shareholder became an Interested Stockholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board of Directors. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the Company proposed by or on behalf of an Interested Stockholder, or any reclassification, including a reverse stock split, recapitalization or merger of the Company with its subsidiaries, which increases the percentage of voting shares beneficially owned by an Interested Stockholder by more than five percent.

     The "affiliated transaction" provisions of the Virginia Act prohibits the Company from engaging in an Affiliated Transaction with an Interested Stockholder for a period of three years after the Interested Stockholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Stockholder. Following the three-year period, in addition to any other vote required by law, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the stockholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by stockholders in the Affiliated Transaction (i) be in cash or in the form of consideration used by the Interested Stockholder to acquire the largest number of its shares and (ii) not be less, on a per share basis, than the amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Stockholder for shares it acquired and the fair market value of the shares on specified dates.

     The Company is also subject to the "control share acquisitions" provision of the Virginia Act, which provide that shares of the Company's voting securities which are acquired in a "Control Share Acquisition" have no voting rights unless such rights are granted by a stockholders' resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director of the Company. A "Control Share Acquisition" is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person's voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or (iii) a majority. "Beneficial ownership" means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person is deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with the Company and demand a special meeting of stockholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. The Company may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the stockholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those stockholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from the Company. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if the Articles or Bylaws are amended, within the time limits specified in the statute, to so provide.

     Finally, the stockholder rights plan provisions of the Virginia Act permit the Company's Board of Directors to adopt a stockholder rights plan that could render a hostile takeover prohibitively expensive if the Board determines that such a takeover is not in the best interests of the Company.

     A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, that any such election not to be governed by the "affiliated transactions" statute must be approved by the corporation's stockholders and will not become effective until 18 months after the date it is approved. The Company has not elected to exempt itself from coverage under these statutes. See "Risk Factors -- Anti-Takeover Provisions; Indemnification."


Effect of Certain Provisions Upon an Attempt to Acquire Control of the Company

     The foregoing provisions of the Company's Articles and Bylaws, as well as the provisions of Virginia law described above, make more difficult, and may discourage certain types of potential acquirors from proposing, a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interests of the stockholders. Similarly, such provisions may delay or frustrate the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and temporary fluctuations in the market price of the Common Stock that might result from actual or proposed takeover attempts. See "Risk Factors -- Anti-Takeover Provisions; Indemnification."


Transfer Agent and Registrar

     First Union National Bank serves as the Company's transfer agent and registrar.


Listing

     Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the proposed symbol "VUSA."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have           shares
of Common Stock outstanding, based on shares outstanding on July 2, 1998. There will also be approximately 808,752 shares covered by outstanding vested options, which are not considered to be outstanding shares. Of the outstanding
shares, the          shares sold in this offering will be freely tradable
without restriction under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. All of the remaining 28,103,412 outstanding shares (the "Restricted Shares") will be "restricted securities" as defined in Rule 144. Restricted securities generally may be sold in the public market only if they are registered under the Securities Act or sold in compliance with Rule 144. The Restricted Shares are subject to lock-up agreements providing that, with certain limited exceptions, the holder thereof will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of, or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of, any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701 under the Securities Act, none of these shares will be available for sale in the public market until 180 days after the date of this Prospectus. Beginning 180 days after the date of this Prospectus (or earlier with the consent of BankAmerica Robertson Stephens), approximately 25,047,375 of these shares (excluding approximately 1,199,580 shares then issuable upon vested options) will be eligible for immediate resale in the public market under Rules 144 and 701 under the Securities Act.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding periods of certain prior owners) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) 1% of the number of shares of Common Stock then outstanding (or
approximately       shares immediately after this offering); or (ii) the
average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding periods of certain prior owners), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The one-year and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the Company or an affiliate of the Company.

     Rule 701 permits resales of certain shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of, or consultant to, the Company who purchased his or her shares from the Company pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares. However, certain of the shares that may be issued pursuant to Rule 701 will be subject to the lock-up agreements described above and will not become eligible for sale until the expiration of 180 days after the date of this Prospectus (or 90 days after the date of this Prospectus with the prior written consent of BancAmerica Robertson Stephens).

     Approximately 90 days after the closing of this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock subject to incentive awards outstanding or reserved for issuance under the Company's Incentive Plan. Based on the number of shares subject to outstanding options at July 2, 1998 and currently reserved for issuance under all such plans, such registration statement will cover approximately 3,750,000 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market upon the filing of such registration statement subject to Rule 144 volume limitations applicable to affiliates of the Company, and, in the case of existing stockholders, subject to the expiration of the 180-day lock-up agreements described above.

     Prior to this offering, there has been no public market for the Common Stock of the Company. There can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

     The underwriters named below (the "Underwriters"), acting through their representatives, BancAmerica Robertson Stephens and Volpe Brown Whelan & Company, LLC (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                       Number
Underwriter                                           of Shares
---------------------------------------------------- ----------
      BancAmerica Robertson Stephens ...............
      Volpe Brown Whelan & Company, LLC ............




                                                      ----------
        Total ......................................
                                                      ==========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $       per share, of
which $       may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock at the same price per share as the
Company will receive for the     shares that the Underwriters have agreed to
purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of
the     shares offered hereby. If purchased, such additional shares will be
sold by the Underwriters on the same terms as those on which the     shares are
being sold. The Company will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Each of the Company's executive officers, directors and stockholders has agreed with the Representatives, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens, (i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in the offering, the issuance of Common Stock upon the exercise of outstanding options and warrants, and the Company's issuance of incentive awards under the Company's Incentive Plan. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by LeClair Ryan, A Professional Corporation, Richmond, Virginia. Gary D. LeClair, the Chairman of LeClair Ryan, A Professional Corporation, is a director of the Company and the beneficial owner of 120,000 shares of Common Stock. See "Management -- Executive Officers, Directors and Key Personnel" and "Principal Stockholders." Certain legal matters in connection with this offering will be passed upon for the Underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.


                                    EXPERTS

     The financial statements of Value America, Inc. as of March 31, 1998, December 31, 1997 and December 31, 1996, and for the three months ended March 31, 1998, the year ended December 31, 1997 and the period from inception (March 13, 1996) through December 31, 1996 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to contain the information required to be disclosed in this Prospectus pursuant to the Securities Act and the rules and regulations thereunder. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                              Page
                                                                                             -----
Report of Independent Accountants ........................................................    F-2
Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 .......................    F-3
Statements of Operations for the period from Inception (March 13, 1996) through
  December 31, 1996, the year ended December 31, 1997 and the three months ended
  March 31, 1997 (unaudited) and 1998 ....................................................    F-4
Statements of Changes in Stockholders' Equity (Deficit) for the period from Inception
  (March 13, 1996) through March 31, 1998 ................................................    F-5
Statements of Cash Flows for the period from Inception (March 13, 1996) through
  December 31, 1996, the year ended December 31, 1997 and the three months ended
  March 31, 1997 (unaudited) and 1998 ....................................................    F-6
Notes to Financial Statements ............................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF VALUE AMERICA, INC.

In our opinion, the accompanying balance sheets and related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Value America, Inc. at December 31, 1996 and 1997 and at March 31, 1998, and the results of its operations and its cash flows for the period from Inception (March 13, 1996) through December 31, 1996, the year ended December 31, 1997, and the three months ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Falls Church, VA


June 8, 1998, except as to Note 11, which is as of July 1, 1998

                              VALUE AMERICA, INC.


                                BALANCE SHEETS



                                                                                                                  Pro Forma
                                                                    December 31,               March 31,       Balance Sheet at
                                                           ------------------------------   ---------------     March 31, 1998
                                                                1996            1997              1998            (Note 12)
                                                           -------------   --------------   ---------------   -----------------
                                                                                                                 (unaudited)
                           ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .............................    $   80,902      $ 10,340,987     $  6,943,868       $  6,793,868
 Restricted cash .......................................            --                --        1,000,000          1,000,000
 Accounts receivable, net of allowances of $0, $49,000
   and $148,000 ........................................        12,500           458,005        1,135,070          1,135,070
 Inventory .............................................            --                --          347,200            347,200
 Other current assets ..................................            --             7,128           89,000             89,000
                                                            ----------      ------------     ------------       ------------
   TOTAL CURRENT ASSETS ................................        93,402        10,806,120        9,515,138          9,365,138
                                                            ----------      ------------     ------------       ------------
Equipment, furniture and fixtures, net .................        48,578           167,800          548,062            548,062
Other assets ...........................................         1,894            20,158           20,297             20,297
                                                            ----------      ------------     ------------       ------------
   TOTAL ASSETS ........................................    $  143,874      $ 10,994,078     $ 10,083,497       $  9,933,497
                                                            ==========      ============     ============       ============
                                LIABILITIES, MANDATORILYREDEEMABLE PREFERRED STOCK
                                       AND STOCKHOLDERS'EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ......................................        29,744           126,643        2,214,579          2,214,579
 Accrued expenses ......................................        25,052           707,133          213,833            213,833
 Deferred revenue ......................................            --           352,500        1,059,213          1,059,213
 Other current liabilities .............................         4,152            18,041           34,685             34,685
 Loan from stockholder .................................       150,000                --               --                 --
                                                            ----------      ------------     ------------       ------------
   TOTAL CURRENT LIABILITIES ...........................       208,948         1,204,317        3,522,310          3,522,310
Deferred revenue .......................................       210,000         1,294,586        1,693,002          1,693,002
Other liabilities ......................................            --            66,644           50,000             50,000
                                                            ----------      ------------     ------------       ------------
   TOTAL LIABILITIES ...................................       418,948         2,565,547        5,265,312          5,265,312
Commitments and contingencies
MANDATORILY REDEEMABLE PREFERRED STOCK:
 Series A, without par value, convertible, 5% cumulative
   dividend; 5,000,000 shares authorized, issued and
   outstanding (0 in 1996 and pro forma); redeemable
   for $4.00 per share .................................            --         9,465,982       10,481,084                 --
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, no par value, 50,000,000 shares
   authorized; 22,500,000, 23,152,500, 23,152,500 and
   26,035,728 shares issued and outstanding ............       150,000         1,429,250        1,503,250         11,834,334
 Accumulated deficit ...................................      (425,074)       (2,466,701)      (7,166,149)        (7,166,149)
                                                            ----------      ------------     ------------       ------------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ................      (275,074)       (1,037,451)      (5,662,899)         4,668,185
                                                            ----------      ------------     ------------       ------------
   TOTAL LIABILITIES, MANDATORILY REDEEMABLE
    PREFERRED STOCK AND STOCKHOLDERS' EQUITY
    (DEFICIT) ..........................................    $  143,874      $ 10,994,078     $ 10,083,497       $  9,933,497
                                                            ==========      ============     ============       ============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


                            STATEMENTS OF OPERATIONS



                                                   Period
                                               from Inception
                                                 (March 13,                              Three Months Ended
                                               1996) through       Year Ended                March 31,
                                                December 31,      December 31,    --------------------------------
                                                    1996              1997             1997              1998
                                              ---------------   ---------------   --------------   ---------------
                                                                                    (unaudited)
REVENUES:
 Net sales ................................     $        --      $     47,677      $        --      $  1,986,654
 Product presentations ....................              --            85,764               --           204,915
                                                -----------      ------------      -----------      ------------
   Total revenues .........................              --           133,441               --         2,191,569
                                                -----------      ------------      -----------      ------------
COST OF REVENUES:
 Cost of goods sold .......................              --            31,025               --         2,061,993
 Product presentations ....................          96,680           454,617           29,324           329,550
                                                -----------      ------------      -----------      ------------
   Total cost of revenues .................          96,680           485,642           29,324         2,391,543
                                                -----------      ------------      -----------      ------------
Gross profit (loss) .......................         (96,680)         (352,201)         (29,324)         (199,974)
                                                -----------      ------------      -----------      ------------
OPERATING EXPENSES:
 Sales and marketing ......................          43,862           487,626           42,786         2,224,292
 General and administrative ...............         201,157           544,479           54,211           840,006
 Technical and system development .........          86,758           486,776           21,474           374,215
                                                -----------      ------------      -----------      ------------
   Total operating expenses ...............         331,777         1,518,881          118,471         3,438,513
                                                -----------      ------------      -----------      ------------
 Operating income (loss) ..................        (428,457)       (1,871,082)        (147,795)       (3,638,487)
OTHER INCOME AND EXPENSES:
 Interest income, net .....................           3,383            17,823              351            99,006
                                                -----------      ------------      -----------      ------------
NET LOSS                                           (425,074)       (1,853,259)        (147,444)       (3,539,481)
Accretion and dividends on Series A
 preferred stock ..........................              --           188,368               --         1,159,967
                                                -----------      ------------      -----------      ------------
NET LOSS AVAILABLE FOR COMMON
 SHAREHOLDERS .............................     $  (425,074)     $ (2,041,627)     $  (147,444)     $ (4,699,448)
                                                ===========      ============      ===========      ============
NET LOSS PER COMMON SHARE:
 Basic ....................................     $     (0.02)     $      (0.09)     $     (0.01)     $      (0.20)
                                                ===========      ============      ===========      ============
 Diluted ..................................     $     (0.02)     $      (0.09)     $     (0.01)     $      (0.20)
                                                ===========      ============      ===========      ============
WEIGHTED AVERAGE NUMBER OF SHARES:
 Basic ....................................      22,500,000        22,615,625       22,500,000        23,152,500
                                                ===========      ============      ===========      ============
 Diluted ..................................      22,500,000        22,615,625       22,500,000        23,152,500
                                                ===========      ============      ===========      ============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


     For the Period from Inception (March 13, 1996) through March 31, 1998




                                                                  Common Stock
                                                          ----------------------------     Accumulated
                                                             Shares          Amount          Deficit            Total
                                                          ------------   -------------   ---------------   ---------------
Initial capitalization ................................    22,500,000     $  150,000      $         --      $    150,000
Net loss ..............................................            --             --          (425,074)         (425,074)
                                                           ----------     ----------      ------------      ------------
BALANCE, DECEMBER 31, 1996 ............................    22,500,000        150,000          (425,074)         (275,074)
                                                           ----------     ----------      ------------      ------------
Common stock granted as employee compensation .........        75,000         43,750                --            43,750
Sale of common stock and warrants .....................       577,500        962,500                --           962,500
Accrual of preferred stock dividends ..................            --             --           (37,500)          (37,500)
Accretion of mandatorily redeemable preferred
 stock ................................................            --             --          (150,868)         (150,868)
Stock-based compensation ..............................            --        273,000                --           273,000
Net loss ..............................................            --             --        (1,853,259)       (1,853,259)
                                                           ----------     ----------      ------------      ------------
BALANCE, DECEMBER 31, 1997 ............................    23,152,500      1,429,250        (2,466,701)       (1,037,451)
                                                           ----------     ----------      ------------      ------------
Accrual of preferred stock dividends ..................            --             --          (225,000)         (225,000)
Accretion of mandatorily redeemable preferred
 stock ................................................            --             --          (934,967)         (934,967)
Stock-based compensation ..............................            --         74,000                --            74,000
Net loss ..............................................            --             --        (3,539,481)       (3,539,481)
                                                           ----------     ----------      ------------      ------------
BALANCE, MARCH 31, 1998 ...............................    23,152,500     $1,503,250      $ (7,166,149)     $ (5,662,899)
                                                           ==========     ==========      ============      ============

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.


                            STATEMENTS OF CASH FLOWS



                                                                    Period
                                                                from Inception
                                                                  (March 13,                           Three Months Ended
                                                                1996) through      Year Ended               March 31,
                                                                 December 31,     December 31,   -------------------------------
                                                                     1996             1997            1997            1998
                                                               --------------- ----------------- -------------- ----------------
                                                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ....................................................   $ (425,074)     $  (1,853,259)    $ (147,444)    $ (3,539,481)
 Adjustments to reconcile net loss
   to net cash used in operating activities:
   Depreciation and amortization .............................        9,137             45,946         11,515           48,652
   Common stock granted as employee compensation .............           --             43,750             --               --
   Stock-based compensation ..................................           --            273,000             --           74,000
    (Increase) decrease in:
     Accounts receivable .....................................      (12,500)          (445,505)         8,985         (677,065)
     Inventory ...............................................           --                 --             --         (347,200)
     Other current assets ....................................           --             (7,128)            --          (81,872)
     Other assets ............................................       (1,894)           (18,264)            --             (139)
    Increase (decrease) in:
     Accounts payable ........................................       29,744             96,899        (15,366)       2,087,936
     Accrued expenses ........................................       25,052             89,810          5,155           98,971
     Deferred revenue ........................................      210,000          1,437,086         34,750        1,105,129
                                                                 ----------      -------------     ----------     ------------
NET CASH USED IN OPERATING ACTIVITIES ........................     (165,535)          (337,665)      (102,405)      (1,231,069)
                                                                 ----------      -------------     ----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Restricted cash .............................................           --                 --             --       (1,000,000)
 Capital expenditures ........................................      (57,715)          (165,168)        (8,967)        (428,914)
                                                                 ----------      -------------     ----------     ------------
NET CASH USED IN INVESTING ACTIVITIES ........................      (57,715)          (165,168)        (8,967)      (1,428,914)
                                                                 ----------      -------------     ----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from assets placed under capital lease .............        5,558             46,892         46,892               --
 Principal payments under capital lease obligations ..........       (1,406)           (16,359)          (452)              --
 Proceeds from issuance of common stock ......................      150,000            962,500             --               --
 Proceeds from issuance of preferred stock ...................           --         10,000,000             --               --
 Payment of offering costs ...................................           --           (130,115)            --         (592,271)
 Repayment of loan from stockholder ..........................           --           (150,000)            --               --
 Borrowing from stockholder ..................................      150,000                 --             --               --
 Proceeds from note payable ..................................           --             50,000             --               --
 Dividends paid ..............................................           --                 --             --         (144,865)
                                                                 ----------      -------------     ----------     ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ..........      304,152         10,762,918         46,440         (737,136)
                                                                 ----------      -------------     ----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........       80,902         10,260,085        (64,932)      (3,397,119)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD ...........           --             80,902         80,902       10,340,987
                                                                 ----------      -------------     ----------     ------------
CASH AND CASH EQUIVALENTS, END OF THE PERIOD .................   $   80,902      $  10,340,987     $   15,970     $  6,943,868
                                                                 ==========      =============     ==========     ============

Non-cash investing and financing transactions:

   During 1997, the Company granted 75,000 shares of common stock valued at $43,750 to an employee in lieu of cash compensation.

   During 1997, the increase in accrued expenses includes $592,271 related to offering costs for the issuance of mandatorily redeemable preferred stock.

   The accompanying notes are an integral part of these financial statements.

                              VALUE AMERICA, INC.

                         NOTES TO FINANCIAL STATEMENTS


                 December 31, 1996 and 1997 and March 31, 1998


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Value America, Inc. (the "Company") is an Internet-based retailer that sells a large selection of high quality, brand name products and services at competitive prices to both consumers and businesses. Additionally, the Company develops and maintains custom multi-media presentations for the products and services featured on its online store. The Company was considered to be a development stage enterprise until late 1997.


     Risks and Uncertainties
     The Company is subject to all of the risks inherent in an early stage business in the technology and retail industries. These risks include, but are not limited to: limited operating history, limited senior management resources, management of a changing business, reliance on merchandise vendors, reliance on other third parties, the competitive nature of the industry, dependence on the Internet and related security risks, and the uncertain ability to protect proprietary intellectual properties.


     Use of Estimates

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Cash and Cash Equivalents

     The Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.


     Restricted Cash

     In March 1998, the Company entered into an asset collateral agreement with Deutsche Financial Services Corporation (DFS) whereby the Company granted a security interest in and limited power of attorney over the entire balance of a $1,000,000 certificate of deposit in support of a wholesale financing agreement with DFS and a major vendor of the Company. In addition, DFS and the vendor have been granted a security interest in substantially all of the Company's assets. Such agreement may be terminated upon written notice at any time by either party. The security interests in the certificate of deposit and other assets of the Company will continue in existence until termination of the agreements and settlement of all amounts owed, if any, to DFS. The $1,000,000 certificate of deposit is included in restricted cash as of March 31, 1998.

     In April 1998, the Company entered into a two-year agreement for credit card clearing services which required the Company to establish a $1,500,000 cash deposit account to cover potential chargebacks. Although the agreement may be terminated without penalty by either party, the credit card processor can require the Company to maintain the account for up to ten months following termination. Additionally, the credit card processor has a first priority lien and security interest in the reserve account until the funds are released to the Company.


     Fair Value of Financial Instruments

     The carrying value of the Company's financial instruments, which include accounts receivable and accounts payable, is considered to approximate fair value due to the relatively short maturities of the respective instruments.


     Inventory and Cost of Goods Sold

     The Company began in 1998 to periodically purchase quantities of merchandise from vendors prior to receiving customer orders. The inventory generally remains at the manufacturer or distributor that provides fulfillment services. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

     During the three months ended March 31, 1998, the Company purchased goods from three vendors that accounted for approximately 56%, 25% and 15%, respectively, of cost of goods sold. The comparable amount of cost of goods sold is minimal in 1997. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms, or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued

the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's financial position, results of operations and cash flows.


     Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. The Company computes depreciation on a straight-line basis for financial reporting purposes and uses accelerated depreciation methods for tax purposes, where appropriate.


     Revenue and Cost Recognition

     The Company has contractual agreements with vendors to prepare and maintain multi-media product presentations in the Company's online store. These agreements provide for both the development and the Web-access of these presentations for established contractual periods. The Company recognizes the costs of developing presentations as incurred and recognizes product presentation revenue ratably over the period of the related agreement beginning upon availablity of the presentation in the Company's online store. At December 31, 1997 and March 31, 1998, the Company had deferred revenue of $1,647,086 and $2,752,215, respectively, which it will recognize over varying terms through 2000. The agreements generally provide for the payment of a renewal fee if the vendor wants the presentation to be listed beyond the initial agreement period. Revenues from renewal fees when generated will be recognized ratably over the renewal term.

     The Company's online store showcases products and services using multi-media presentations that allow customers to learn more about the features and benefits of the products and to purchase the products from the Company. The Company's vendors generally ship products directly to the customer upon receipt of an order from the Company. Revenue from product sales is recognized upon shipment from the vendor. The Company is responsible for selling the merchandise, collecting payment from the customer, ensuring shipment to the customer and processing returns. The Company takes title to the product upon shipment and bears the risk of loss for collection, delivery and merchandise returns from customers. The Company accrues a reserve for estimated product returns at the time of sale.


     Advertising

     Advertising costs are expensed as incurred. Revenue received from cooperative advertising agreements is recorded as a reduction of advertising expense. Advertising expense for the year ended December 31, 1997 and the three months ended March 31, 1998 was approximately $194,000 and $1,826,000, respectively.


     Value America Dollars

     The Company offers customers Value America Dollars on certain purchases. These can be used against future purchases of merchandise from the store. The Company records a liability for Value America Dollars at the time of the sale on which they are earned. At December 31, 1997 and March 31, 1998, the Company had recorded approximately $2,000 and $4,000, respectively, in accrued expenses for Value America Dollars.


     Mandatorily Redeemable Preferred Stock

     The Company carries its mandatorily redeemable preferred stock at fair value with periodic adjustment to increase the carrying value to its redemption value by the earliest possible date of stockholder initiated redemption. See
Note 5 for additional information on the Company's mandatorily redeemable preferred stock.


     Earnings per Share

     Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share, establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common stock outstanding, while diluted earnings per share reflects the potential dilution that could occur if stock options and warrants were exercised. Stock options and warrants are excluded from the calculation if their effect would be antidilutive.

                              VALUE AMERICA, INC.

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES -- Continued


     Stock-Based Compensation

     FAS 123, Accounting for Stock-Based Compensation, defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the fair value method or to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has chosen to continue to use the measurement prescribed by APB Opinion No. 25 for employee stock options and to make supplemental disclosures to show the effects of using the fair value-based measurement criteria. The Company accounts for options granted to non-employees under FAS 123.


     Income Taxes

     FAS 109, Accounting for Income Taxes, requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years arising from differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.



     Technical and System Development

     Technical and system development expenses consist primarily of payroll, related expenses and consulting fees for the development of the Company's Web site and order fulfillment systems. To date, all technical and system development costs have been expensed as incurred.


     New Accounting Pronouncements

     As of January 1, 1998, the Company adopted FAS 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components. The adoption of FAS 130 had no impact on the Company's net loss or stockholders' equity as the comprehensive loss was the same as the Company's net loss.

     In June 1997, the Financial Accounting Standards Board issued FAS 131, Disclosures about Segments of an Enterprise and Related Information. FAS 131 establishes standards for the way that public reporting enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial reports issued to stockholders. FAS 131 is required to be adopted for the Company's fiscal year ending December 31, 1998. Based upon its present structure, the Company does not believe that FAS 131 will significantly impact existing presentations and disclosures. As the Company's business and structure continue to evolve, the Company will continue to evaluate the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. The Company has not yet evaluated the impact of this pronouncement on the Company's financial condition, results of operations or cash flows.


     Interim Financial Information (Unaudited)

     Interim financial information for the three months ended March 31, 1997 included herein is unaudited. However, the Company believes the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 were audited but are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

                              VALUE AMERICA, INC.
                   NOTES TO FINANCIAL STATEMENTS -- Continued


2. ACCOUNTS RECEIVABLE

     Accounts receivable primarily represent amounts billed for contracts related to multi-media product presentations. Contract terms permit the Company to bill 50% of the total contract value at signing with the remainder billable upon Web accessibility.

     The Company has recorded a provision for estimated uncollectible accounts receivable of $49,000 and $99,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. To date the Company has not written off any accounts receivable.


3. EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures consisted of the following:



                                                        December 31,
                                                  ------------------------     March 31,      Depreciable
                                                     1996          1997           1998           Lives
                                                  ----------   -----------   -------------   ------------
Computer hardware and software ................    $ 54,537     $ 179,072     $  510,148       2 years
Office furniture and equipment ................       3,178        37,580        134,131      2-5 years
Other .........................................          --         6,231          7,518       2 years
                                                   --------     ---------     ----------
                                                     57,715       222,883        651,797
Accumulated depreciation ......................      (9,137)      (55,083)      (103,735)
                                                   --------     ---------     ----------
Net equipment, furniture and fixtures .........    $ 48,578     $ 167,800     $  548,062
                                                   ========     =========     ==========

     Computer equipment with a capitalized cost of $5,558, $50,998 and $50,998, at December 31, 1996 and 1997 and March 31, 1998, respectively, and accumulated depreciation of $1,853, $33,671 and $40,045, at December 31, 1996 and 1997 and March 31, 1998, respectively, is held under capital lease agreements.


4. NOTE PAYABLE

     At December 31, 1997 and March 31, 1998, the Company had a note payable to an employee for $50,000. This note bears interest at 5% annually with interest and principal payable on September 15, 2007. The note payable is included in other liabilities at December 31, 1997 and March 31, 1998.


5. MANDATORILY REDEEMABLE PREFERRED STOCK

     In December 1997, the Company sold 5,000,000 shares of 5% Cumulative Convertible Series A Preferred Stock ("Series A") for $10,000,000. The Company recorded this sale, net of related issuance costs, at $9,277,614. These shares are convertible at any time at the option of the holder at a rate such that one preferred share will be convertible into the number of common shares which results from dividing $2.00 by the conversion price (approximately $3.47 at December 31, 1997, subject to adjustment). A preferred stockholder is entitled to the number of votes equal to the largest number of full shares of common stock into which the preferred shares could be converted on the record date for the determination of stockholders eligible to vote on a particular matter.

     If the Company does not successfully offer common shares to the public before December 19, 1999, these Series A shares may be redeemed at the option of the stockholder for $4.00 per share plus any unpaid dividends. If full redemption is not elected by the stockholder, 1,666,666 shares are mandatorily redeemable in each of January 2003, 2004 and 2005 at a price of $4.00 per share plus any unpaid dividends. In addition, if there is no successful public offering by that date, the dividend rate increases to 9%, retroactive to the issuance date. Dividends accrue daily and are due quarterly on April 1, July 1, October 1 and January 1. As discussed in Note 1, the carrying amount of these securities is periodically adjusted to increase the carrying value to the redemption value of $20,000,000 at December 19, 1999. Accretion for 1997 and the three months ended March 31, 1998 was $188,368 and $1,159,967, respectively, inclusive of cumulative, unpaid dividends at 9%.

     At the completion of a successful public offering of equity securities with aggregate gross proceeds of at least $25,000,000 with common share price of a minimum of $3.82, these shares will automatically convert to common shares, with registration

                              VALUE AMERICA, INC.

rights. In addition, the preferred stockholders could, at their discretion, elect to purchase up to 85% of the Company for a previously agreed-upon price before March 17, 1998. This option lapsed without exercise.

     See Note 12 -- Events (Unaudited) Subsequent to the Date of the Report of Independent Accountants.


6. STOCKHOLDERS' EQUITY (DEFICIT)


     Common Stock

     During 1996, the Company was capitalized with the issuance of an aggregate of 22,500,000 shares of common stock, without par value, to two officers of the Company for $150,000. A common stockholder is entitled to one vote for each common share held.

     In October through November 1997, the Company sold 427,500 and 150,000 shares of common stock at a price of $1.50 and $1.67 per share, respectively, and 213,750 warrants at a price of $0.33 per warrant. The warrants expire October 31, 2002 and allow the holder to purchase one share of common stock for $1.67.


     Common Stock Options

     The Company's Board of Directors adopted the Company's 1997 Stock Incentive Plan ("Plan") and reserved 3,750,000 shares of common stock for grants under this Plan. Generally, these options are offered to all employees at the fair value of the stock at the date of the grant. These options vest over periods ranging from three to five years (as determined by the Board at the date of grant) and expire the earlier of ten years from the grant date or upon optionee's termination of employment.



                                            Number of        Weighted
                                             Options       Average Price
                                          -------------   --------------
   Balance, December 31, 1996 .........            --         $  --
   Granted ............................     2,591,625          0.88
   Exercised ..........................            --            --
   Expired/forfeited ..................        (6,000)         1.67
                                            ---------         -----
   Balance, December 31, 1997 .........     2,585,625          0.88

   Granted ............................       407,250          3.50
   Exercised ..........................            --            --
   Expired/forfeited ..................      (153,000)         1.70
                                            ---------         -----
   Balance, March 31, 1998 ............     2,839,875        $ 1.21
                                            =========        ======

At March 31, 1998, the following options were outstanding:



                          Exercise       Weighted
Number                      Price      Average Life
----------------------   ----------   -------------
   1,906,875 .........     $ 0.58       10 years
   510,750 ...........     $ 1.67       10 years
   422,250 ...........     $ 3.50       10 years

     Certain options were issued during 1997 which provide for cash bonuses upon exercise. The Company recorded approximately $273,000 and $38,000 in compensation for 1997 and the three months ended March 31, 1998, respectively, related to these bonuses. Additional expense to be recognized related to those bonuses is as follows: April 1, 1998 through December 31, 1998 -- $115,000, 1999 -- $77,000, 2000 -- $19,000. Additionally, the Company issued options through March 31, 1998 to certain employees with exercise prices less than the fair market value at the date of grant, resulting in compensation expense of approximately $36,000 for the three months ended March 31, 1998; $188,000 for the nine months ended December 31, 1998; 1999 -- $152,000; 2000 -- $92,000;
2001 -- $53,000; 2002 -- $25,000.

                              VALUE AMERICA, INC.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan and recognizes compensation expense for its employee stock-based compensation plan based upon the intrinsic value method. If the Company had elected to recognize compensation expense based upon fair value at the grant dates for the stock option awards granted, consistent with the methodology prescribed by SFAS No. 123, net loss for the period from Inception (March 13, 1996) through December 31, 1996 would be the same as currently presented. For the year ended December 31, 1997 and the three months ended March 31, 1998, the balances would have been reported at the pro forma amounts indicated below:



                                             Year Ended        Three Months Ended
                                         December 31, 1997       March 31, 1998
                                        -------------------   -------------------
Net loss

As reported .........................      $  (1,853,259)        $ (3,539,481)
                                           =============         ============
Pro forma ...........................      $  (1,885,509)        $ (3,605,017)
                                           =============         ============
Net loss per share, basic and diluted

As reported .........................      $       (0.09)        $      (0.20)
                                           =============         ============
Pro forma ...........................      $       (0.09)        $      (0.21)
                                           =============         ============

     The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions:



                                     December 31,       March 31,
                                         1997              1998
                                    --------------   ---------------
Expected volatility .............       0.01%            0.01%
Risk-free interest rate .........    5.71%-5.90%      5.38%-5.71%
Expected life ...................      5 years          5 years
Expected dividend yield .........        0%               0%

     Earnings per Share

     The following table sets forth the calculation for loss (numerator) and shares (denominator) for earnings per share:



                                                    Period from Inception (March 13, 1996)
                                                          through December 31, 1996
                                                  ------------------------------------------
                                                                                   Per-Share
                                                       Loss           Shares        Amount
                                                  --------------   ------------   ----------
Basic and Diluted EPS
Loss available to common stockholders .........     $ (425,074)    22,500,000      $ (0.02)
                                                    ==========     ==========      =======


                                                                 Three Months
                                                             Ended March 31, 1997
                                                  ------------------------------------------
                                                                 (unaudited)
                                                                                   Per-Share
                                                       Loss           Shares        Amount
                                                  --------------   ------------   ----------
Basic and Diluted EPS
Loss available to common stockholders .........   $(147,444)       22,500,000      $ (0.01)
                                                  =========        ==========      =======

                              VALUE AMERICA, INC.

                                                                                           Year Ended
                                                                                       December 31, 1997
                                                                          --------------------------------------------
                                                                                                             Per-Share
                                                                                Loss            Shares        Amount
                                                                          ----------------   ------------   ----------
Basic EPS
Net loss ..............................................................     $ (1,853,259)
Less: Preferred stock dividends .......................................          (37,500)
Less: Accretion of preferred stock ....................................         (150,868)
                                                                            ------------
Loss available to common stockholders .................................     $ (2,041,627)    22,615,625      $ (0.09)
                                                                            ============     ==========      =======
Diluted EPS
Loss available to common stockholders and assumed conversions .........     $ (2,041,627)    22,615,625      $ (0.09)
                                                                            ============     ==========      =======


                                                                                          Three Months
                                                                                      Ended March 31, 1998
                                                                          --------------------------------------------
                                                                                                             Per-Share
                                                                                Loss            Shares        Amount
                                                                          ----------------   ------------   ----------
Basic EPS
Net loss ..............................................................     $ (3,539,481)
Less: Preferred stock dividends .......................................         (225,000)
Less: Accretion of preferred stock ....................................         (934,967)
                                                                            ------------
Loss available to common stockholders .................................     $ (4,699,448)    23,152,500      $ (0.20)
                                                                            ============     ==========      =======
Diluted EPS
Loss available to common stockholders and assumed conversions .........     $ (4,699,448)    23,152,500      $ (0.20)
                                                                            ============     ==========      =======

     Options and warrants to purchase common shares (see Note 6) are not included in EPS calculations as their effect is anti-dilutive. Certain of these options are potentially dilutive in future periods.

7. INCOME TAXES


     From inception through October 31, 1997, the Company has provided no provision for income taxes since it had elected, with the consent of its original stockholders, to be an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for income taxes was recorded for this period. Effective November 1, 1997, the Company terminated its S Corporation status and recorded gross deferred tax assets of $478,787.

     For the period November 1, 1997 through March 31, 1998, the Company has not recorded a provision or benefit for income taxes due to the net loss incurred for tax purposes for which there is no carryback potential. The Company has available net operating loss carryforwards of approximately $3,566,527 for tax purposes to offset future taxable income. The net operating loss carryforwards expire principally in 2012. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized.

                              VALUE AMERICA, INC.

     The components of deferred income tax assets are as follows:



                                               December 31,       March 31,
                                                   1997              1998
                                              --------------   ---------------
Deferred tax assets:
 Deferred revenue .........................     $  448,720      $    441,818
 Stock-based compensation .................        103,740           131,860
 Depreciation .............................          6,867            11,248
 Net operating loss carryforwards .........         36,652         1,355,280
                                                ----------      ------------
                                                   595,979         1,940,206
Valuation allowance .......................       (595,979)       (1,940,206)
                                                ----------      ------------
 Net deferred tax assets ..................     $       --      $         --
                                                ==========      ============

     Deferred tax assets are offset by a full valuation allowance as the lack of earnings history gives rise to uncertainty as to whether the assets are realizable. As a result of the Company's history of operating losses and the uncertainty surrounding the Company's ability to recognize income tax benefits associated with such losses, no pro forma tax provision calculation or related earnings per share effects have been included in these financial statements as they relate to the Company's previous status as an S Corporation.

     A reconciliation between the statutory federal income tax rate and the effective rate of income tax expense follows:



                                                                                  Year Ended        Three Months Ended
                                                                              December 31, 1997       March 31, 1998
                                                                             -------------------   -------------------
Statutory federal income tax rate ........................................            34%                   34%
Decrease in taxes resulting from:
 Effect of S corporation status prior to November 1, 1997 ................           (28%)                  --
 Limitations on the utilization of net operating loss carryforwards ......            (6%)                 (34%)
                                                                                     ---                   ---
                                                                                       0%                    0%
                                                                                     ===                   ===

8. RELATED PARTY TRANSACTIONS

     At December 31, 1996, the Company had a non-interest bearing loan from a stockholder. This note was repaid during 1997.

     For the year ended December 31, 1997, 13% of net sales, or approximately $6,000, were to a stockholder.


9. LEASE COMMITMENTS

     The Company is obligated under various capital leases for equipment, which are capitalized at the present value of future minimum lease payments, discounted at imputed interest rates of 12% to 19%. Interest paid in connection with these leases was $563, $4,686 and $1,100 for the period from Inception (March 13, 1996) through December 31, 1996, for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively.

                              VALUE AMERICA, INC.

     The future minimum lease payments under capital leases are as follows:


   Period from April 1, 1998 through December 31, 1998 .........    $  15,233
   1999 ........................................................       19,560
   2000 ........................................................        1,630
                                                                    ---------
                                                                       36,423

   Less amounts representing interest ..........................       (1,738)
                                                                    ---------
   Present value of future minimum lease payments ..............       34,685
   Less current portion ........................................      (34,685)
                                                                    ---------
   Noncurrent portion ..........................................    $      --
                                                                    =========

     The Company repaid the capital lease obligation in its entirety subsequent to March 31, 1998; accordingly, the Company categorized this liability as current at March 31, 1998.

     The Company has operating lease commitments of approximately $28,000 for the nine months ending December 31, 1998 and $6,000 for the year ending December 31, 1999. Rent expense for the Company was $35,379, $45,369 and $10,683 for the three months ended March 31, 1998, the year ended December 31, 1997 and the period from Inception (March 16, 1996) through December 31, 1996, respectively.


10. LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, the Company had approximately $7.9 million in cash, cash equivalents and restricted cash. For fiscal 1998, the Company's plans include a substantial expansion of its business, including such investments as the hiring of additional resources, systems investment and a national advertising campaign.

     During 1998, the Company plans to pursue the filing of a registration statement in connection with obtaining additional equity financing and to use such financing to fund the expansion of the business. Should the acquisition of equity financing either be delayed or not occur, management has developed a contingent operating plan which, if ultimately necessary, could involve scaling back investments from levels presently budgeted for 1998. In management's view, were such contingency actions required and therefore pursued, the Company would have sufficient liquidity to continue in business at least through fiscal 1998.


     On April 8, 1998, the Company entered into a line of credit agreement with a bank, which provides for borrowings up to $5,000,000. Such borrowings are to be fully secured by liquid securities. Interest on any funds advanced will accrue at a rate of LIBOR plus 1.75% and the agreement expires on May 31, 1999. Management is also considering a private placement of preferred stock to provide additional funding (Note 12).


11.STOCK SPLIT

     On July 1, 1998, the Company's Board of Directors approved a three-for-one stock split of the Company's common stock. All references to the number of shares issued and outstanding, the Preferred Stock conversion factor and per share information for all periods presented have been adjusted to give effect to the aforementioned stock split.


12. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS

     In July 1998, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public. Upon completion of the offering, each outstanding share of Series A Stock will convert into shares of common stock on the basis described in Note 5 to these financial statements. The unaudited pro forma balance sheet reflects the assumed conversion of the Series A stock into common stock as of March 31, 1998. Dividends associated with the Series A stock were assumed to have been paid in cash.

                              VALUE AMERICA, INC.

12. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS -- Continued

     In June 1998, the Company sold 617,979 shares of 5% Cumulative Convertible Series B Preferred Stock ("Series B") for $17,603,756, net of offering costs. These shares are convertible at any time at the option of the holder at a rate such that one preferred share will be convertible into three shares of common stock (subject to adjustment).

     The sales price of the Series B shares equals the estimated fair value of the common stock at the date of sale. A Series B stockholder is entitled to the number of votes equal to the largest number of common shares into which the shares can be converted.

     If the Company does not successfully offer common shares to the public before December 19, 1999, the Series B shares may be redeemed for $60.94 per share plus any unpaid dividends at the option of the stockholder. If full redemption is not elected by the stockholder, 205,993 shares are mandatorily redeemable in each of January 2003, 2004 and 2005 at a price of $60.94 per share. In addition, if there is no successful public offering, as defined, by that date, the dividend rate increases to 9% retroactive to the issuance date. Dividends accrue daily and are due quarterly. The carrying amount of these securities will be periodically adjusted to increase the carrying value to the redemption value of $37,659,640 at December 31, 1999.

     At the completion of a successful public offering of equity securities with aggregate gross proceeds of at least $25,000,000 and with common share price of a minimum of $3.82, the Series B Preferred Shares will automatically convert to common shares, with registration rights.

     In addition to the Series B Stock acquired, in June 1998 the Series B investors acquired 205,993 shares of common stock from the two founders of the Company for $6,276,607.

     In June 1998, the Company's principal stockholder sold 96,017 shares of common stock to an entity which assisted in the promotion of the Series B private placement. The consideration exchanged for the common stock was below the estimated fair value at the date of the sale. The excess of the estimated fair value over the sales price will be initially recorded as a charge to general and administrative expenses in June 1998. While the Company presently believes that the June 1998 charge will not exceed $1,100,000, the Company is in the process of determining the value of the consideration exchanged. Such transaction is expected to be treated utilizing variable plan accounting which will require the recording of additional expense should the value of the Company's common stock appreciate.

     On June 26, 1998, the Company entered into an operating lease agreement for several office buildings for the Company's Charlottesville, Virginia headquarters. The lease has terms commencing between October 1998 and January 1999 for the individual buildings and ending on February 1, 2000, with optional terms of extension. Total lease payments will approximate $52,000 in 1998, $303,000 in 1999 and $25,000 in 2000.

                             [VALUE AMERICA LOGO]


                                 [BACK COVER]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.



     Registration fee .......................................    $ 25,444
     NASD filing fee ........................................       9,125
     Nasdaq National Market fee .............................      95,000
     Accounting fees and expenses ...........................     275,000
     Legal fees and expenses ................................     150,000
     Printing and engraving expenses ........................      75,000
     Blue sky fees and expenses .............................       7,500
     Transfer agent and registrar fees and expenses .........      10,000
     Miscellaneous ..........................................     102,931
       Total ................................................    $750,000
                                                                 ========

ITEM 14. Indemnification of Directors and Officers.

     The Company's Articles of Incorporation implement the provisions of the Virginia State Corporation Act ("VSCA"), which provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the VSCA and the Company's Articles of Incorporation eliminate the liability of a director or officer in a stockholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692 and 13.1-696 to --704 of the VSCA are incorporated herein by reference.

     The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

     The Underwriting Agreement contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in this Registration Statement.


ITEM 15. Recent Sales of Unregistered Securities.

     Since March 13, 1996, the Company's date of incorporation, the Company has sold and issued the following unregistered securities:

   (1) On May 24, 1996, the Company issued an aggregate of 14,625,000 shares of Common Stock to Craig A. Winn, the Company's Chairman and Chief Executive Officer and Rex Scatena, the Company's President and President, Consumer Products Division, for nominal consideration;

     (2) On May 24, 1996, the Company issued an aggregate of 4,500,000 shares of Common Stock to Mr. Winn and
      Mr. Scatena for nominal consideration;

   (3) On August 13, 1996, the Company issued an aggregate of 1,125,000 shares of Common Stock to Mr. Winn for nominal consideration;

   (4) On August 13, 1996, the Company issued an aggregate of 2,250,000 shares of Common Stock to Mr. Scatena for nominal consideration;

   (5) On October 31, 1997, the Company issued an aggregate of 577,500 shares of Common Stock and warrants to purchase an aggregate of 213,750 shares of Common Stock to a total of 14 accredited investors. The Company issued the shares of Common Stock at $1.50 per share and the warrants at $0.33 per warrant.

   (6) On October 31, 1997, the Company issued 150,000 shares of Common Stock to a single, accredited investor at $1.67 per share.

   (7) On December 17, 1998, the Company issued 5,000,000 shares of Series A Preferred Stock to The Union Labor Life Insurance Company pursuant to the terms of a Preferred Stock Purchase Agreement of even date therewith. The aggregate purchase price of the Series A Preferred Stock was $10,000,000.

   (8) On June 24, 1998, Mr. Winn sold 288,321 shares of Common Stock to a single investor for $999,993 or $3.47 per share.

   (9) On June 26, 1998, the Company issued an aggregate of 617,979 shares of Series B Preferred Stock to 18 accredited investors (collectively, the "Series B Investors") pursuant to a Preferred Stock Purchase Agreement of even date therewith. The aggregate purchase price of the Series B Preferred Stock was $18,829,820 or $30.47 per share. In connection with such offering, Craig A. Winn, the Company's Chairman and Chief Executive Officer, and Rex Scatena, the Company's President and President, Consumer Products Division, sold an aggregate of 617,979 shares of Common Stock to the Series B Investors for an aggregate purchase price of $6,276,607 or $10.16 per share.

   (10) On July 1, 1997, Mr. Winn sold an aggregate of 28,350 shares of Common Stock to three investors for an aggregate of $289,942 or $10.16 per share.

   (11) The Company has issued an aggregate of 3,287,625 options to purchase Common Stock with exercise prices ranging from $0.58 to $6.67 per share under the Incentive Plan.

     The sales and issuances of securities in the above transactions were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.


ITEM 16. Exhibits and Financial Statement Schedules.

     (a) The following exhibits are filed herewith:




  Exhibit
  Number                                   Description of Exhibit
----------   ----------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement**
  3.1        Articles of Incorporation of Registrant, as amended*
  3.2        Amended and Restated Bylaws of the Company*
  4.1        Form of Stock Certificate**
  5.1        Opinion of LeClair Ryan, A Professional Corporation**
 10.1        Consent Agreement, dated as of December 3, 1997, by and between the Company and Stephen S. Freedman relating to the mark "Value America"*
 10.2        Agreement, dated as of December 3, 1997, by and between Stephen S. Freedman and the Company relating to the mark "Value America", with Personal Guaranty of Rex and Jane Scatena*
 10.3        Lease, dated as of September 17, 1997, by and between 2300 Commonwealth
             Building and the Company relating to property located at 2300 Commonwealth
             Drive, Charlottesville, Virginia*
 10.4        Tenant Lease, dated as of March 16, 1998, by and between Preston O. Stallings and the Company relating to property located at 2340 Commonwealth Avenue, Suites
             102, 103 and B-1, Charlottesville, Virginia*

  Exhibit
  Number                                      Description of Exhibit
-----------   -------------------------------------------------------------------------------------
  10.5        Lease, dated as of June 10, 1996, by and between Commonwealth Clinical Systems,
              Inc. and the Company relating to property located at 1650 State Farm Boulevard,
              Charlottesville, Virginia*
  10.6        Lease Agreement, commencing January 15, 1998, by and between Preston O.
              Stallings and the Company relating to property located at 2340 Commonwealth
              Drvie, Suite 202, Charlottesville, Virginia*
  10.7        Employment Agreement, dated as of August 1, 1997, by and between John L.
              Motley, Director and Value America, Inc., a Nevada corporation (predecessor of the company)*
  10.8        Professional Services Agreement, executed by the company on February 11, 1998, by and between Business Data Services, Inc. and the Company*
  10.9        Loan Agreement, executed by the company on April 8, 1998, by and between
              Jefferson National Bank (predecessor of Wachovia Bank, N.A.) and the Company*
  10.10       Assignment, Pledge and Subordination Agreement, dated as of April 16, 1998, by and among First Data Merchant Services Corp. Wachovia Bank, N.A. and the
              Company*
  10.11       Bank Asset Collateral Agreement and Limited Power of Attorney, dated as of March 23,
              1998, by and among Deutsche Financial Services Corporation, Jefferson
              National Bank (predecessor of Wachovia Bank, N.A.) and the Company*
  10.12       Warrant, dated November 20, 1997 to purchase 10,000 Shares of Common Stock of the Company issued to Dean M. Johnson, Director*
  10.13       Employment Agreement, dated as of November 13, 1997, by and between Dean M.
              Johnson, Director and the Company*
  10.14       Form of Developments, Noncompete and Nondisclosure Agreement, by and between the Company and each of the Company's employees*
  10.15       1997 Stock Incentive Plan adopted on August 1, 1997 by Value America, Inc., a
              Nevada Corporation (predecessor of the company)*
  10.16       Amended and Restated Registration Rights Agreement, dated as of June 26, 1998, by and among the Company and the entities and individuals listed on Annex A thereto*
  10.17       Amended and Restated Stockholders Agreement, dated as of June 26, 1998, by and among the Company, Craig A. Winn, Director, Rex Scatena, Director, Crystal
              Investments, L.L.C., Frostine, L.L.C., and the holders of the Series A Preferred
              Stock and the Series B Preferred Stock*
  10.18       Voting Agreement, dated as of June 26, 1998, by and among the Company, Craig A.
              Winn, Director, Rex Scatena, Director, Crystal Investments, L.L.C., Frostine, L.L.C.
              and the holders of the Company's Series B Preferred Stock*
  10.19       Preferred Stock Purchase Agreement, dated as of June 26, 1998, by and among the
              Company and those entities and individuals listed on Annex A thereto*
  10.20       Preferred Stock Purchase Agreement, dated as of December 17, 1997, by and between The Union Labor Life Insurance Company acting on behalf of its Separate
              Account P and the Company*
  10.21       Stock Purchase Agreement, dated as of June 26, 1998, by and among Craig A.
              Winn, Director, Rex Scatena, Director, The Union Labor Life Insurance Company
              acting on behalf of its Separate Account P, United Association of Journeyman and
              Apprentices of the Plumbing and Pipefitting Industry of the United States and
              Canada, General Fund, and The Annette M. and Theodore N. Lerner Family
              Foundation*
  23.1        Consent of PricewaterhouseCoopers LLP*
  23.2        Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.1)**
  24.1        Power of Attorney (See page II-5)*
  27.1        Financial Data Schedule*

---------
*  Filed herewith.

**  To be filed by amendment.


     (b) The following financial statement schedules are filed herewith:

     All financial statement schedules have been omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.


ITEM 17. Undertakings.

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlottesville, Commonwealth of Virginia, on the 2nd day of July, 1998.


                                      VALUE AMERICA, INC.


                                      By:   /s/ CRAIG A. WINN

                                            Craig A. Winn,
                                            Chairman and Chief Executive
                                      Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Craig A. Winn and Rex Scatena, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 2, 1998.




                 Name                                  Title
-------------------------------------   -----------------------------------
   /S/ CRAIG A. WINN                    Chairman, Chief Executive Officer
  ----------------------------------
  Craig A. Winn                         (Principal Executive Officer)
                                        and Director
   /S/ REX SCATENA                      President, and President, Consumer
  ----------------------------------
  Rex Scatena                           Products Division and Director
   /S/ DEAN M. JOHNSON                  Executive Vice President,
  ----------------------------------
  Dean M. Johnson                       Chief Financial Officer
                                        (Principal Financial Officer),
                                        and Director
   /S/ JOHN L. MOTLEY                   Director
  ----------------------------------
  John L. Motley
   /S/ GARY D. LECLAIR                  Director
  ----------------------------------
  Gary D. LeClair
   /S/ MICHAEL R. STEED                 Director
  ----------------------------------
  Michael R. Steed

                                 EXHIBIT INDEX




  Exhibit
  Number                                    Description of Exhibit
----------   -----------------------------------------------------------------------------------
  1.1        Form of Underwriting Agreement**
  3.1        Articles of Incorporation of Registrant, as amended*
  3.2        Amended and Restated Bylaws of the Company*
  4.1        Form of Stock Certificate**
  5.1        Opinion of LeClair Ryan, A Professional Corporation**
 10.1        Consent Agreement, dated as of December 3, 1997, by and between the Company and Stephen S. Freedman relating to the mark "Value America"*
 10.2        Agreement, dated as of December 3, 1997, by and between Stephen S. Freedman and the Company relating to the mark "Value America, with Personal Guaranty"*
 10.3        Lease, dated as of September 17, 1997, by and between 2300 Commonwealth
             Building and the Company relating to property located at 2300 Commonwealth
             Drive, Charlottesville, Virginia*
 10.4        Tenant Lease, dated as of March 16, 1998, by and between Preston O. Stallings and the Company relating to property located at 2340 Commonwealth Avenue, Suites
             102, 103 and B-1, Charlottesville, Virginia*
 10.5        Lease, dated as of June 10, 1996, by and between Commonwealth Clinical Systems,
             Inc. and the Company relating to property located at 1650 State Farm Boulevard,
             Charlottesville, Virginia*
 10.6        Lease Agreement, commencing January 15, 1998, by and between Preston O.
             Stallings and the Company relating to property located at 2340 Commonwealth
             Drvie, Suite 202, Charlottesville, Virginia*
 10.7        Employment Agreement, dated as of August 1, 1997, by and between John L.
             Motley, Director and Value America, Inc., a Nevada corporation (predecessor of the company)*
 10.8        Professional Services Agreement, executed by the company on February 11, 1998, by and between Business Data Services, Inc. and the Company*
 10.9        Loan Agreement, executed by the company on April 8, 1998, by and between
             Jefferson National Bank (predecessor of Wachovia Bank, and the Company*
 10.10       Assignment, Pledge and Subordination Agreement, dated as of April 16, 1998, by and among First Data Merchant Services Corp. Wachovia Bank, N.A. and the
             Company*
 10.11       Bank Asset Collateral Agreement and Limited Power of Attorney, dated as of March
             23, 1998, by and among Deutsche Financial Services Corporation, Jefferson
             National Bank N.A. and the Company*
 10.12       Warrant, dated November 20, 1997 to purchase 10,000 Shares of Common Stock of the Company issued to Dean M. Johnson, Director*
 10.13       Employment Agreement, dated November 13, 1997, by and between Dean M.
             Johnson, Director and the Company*
 10.14       Form of Developments, Noncompete and Nondisclosure Agreement, by and between the Company and each of the Company's employees*
 10.15       1997 Stock Incentive Plan adopted on August 1, 1997 by Value America, Inc., a
             Nevada Corporation (predecessor of the company)*
 10.16       Amended and Restated Registration Rights Agreement, dated as of June 26, 1998, by and among the Company and the holders of the Series A Stock and Series B
             Stock*
 10.17       Amended and Restated Stockholders Agreement, dated as of June 26, 1998, by and among the Company, Craig A. Winn, Director, Rex Scatena, Director, Crystal
             Investments, L.L.C., Frostine, L.L.C., and the holders of the Series A Preferred
             Stock and the Series B Preferred Stock*

   Exhibit
Number                                        Description of Exhibit
------------   ------------------------------------------------------------------------------------
  10.18        Voting Agreement, dated as of June 26, 1998, by and among the Company, Craig A.
               Winn, Director, Rex Scatena, Director, Crystal Investments, L.L.C., Fostine, L.L.C.
               and the holders of the Company's Series B Preferred Stock*
  10.19        Preferred Stock Purchase Agreement, dated as of June 26, 1998, by and among the
               Company and those entities and individuals listed on Annex A thereto*
  10.20        Preferred Stock Purchase Agreement, dated as of December 17, 1997, by and between The Union Labor Life Insurance Company acting on behalf of it, Separate
               Account P and the Company*
  10.21        Stock Purchase Agreement, dated as of June 26, 1998, by and among Craig A.
               Winn, Director, Rex Scatera, Director, The Union Labor Life Insurance Company
               acting on behalf of its Separate Account P, United Association of Journeyman and
               Apprentices of the Plumbing and Pipefitting Industry of the United States and
               Canada, General Funds and The Annette M. and Theodore N. Lerner Family
               Foundation*
  23.1         Consent of PricewaterhouseCoopers LLP*
  23.2         Consent of LeClair Ryan, A Professional Corporation (included in Exhibit 5.1)**
  24.1         Power of Attorney (See page II-5)*
  27.1         Financial Data Schedule*

---------
*  Filed herewith.

**  To be filed by amendment.